UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Monster Worldwide, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MONSTER WORLDWIDE, INC.
622 THIRD AVENUE
NEW YORK, NEW YORK 10017
(212) 351-7000

May 4, 2007

Dear Stockholder:

You are cordially invited to attend the Company’s annual meeting of stockholders to be held at 9:00 a.m. on Wednesday, May 30, 2007, at the Grand Hyatt New York, Manhattan Ballroom, 109 East 42nd Street, New York, NY 10017.

At the meeting you will be asked to elect eight directors of the Company and to ratify our appointment of BDO Seidman, LLP as our independent registered public accounting firm. In addition, we will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to vote at your earliest convenience. You may vote by mail with the enclosed proxy card. If you are a registered stockholder, you may also vote by telephone or on the Internet by following the instructions on the proxy card. If you are a beneficial stockholder, you may also be able vote by telephone or on the Internet; please refer to the instructions given to you by your brokerage firm, bank or nominee that holds your shares.

Thank you for your cooperation.

Very truly yours,
SALVATORE IANNUZZI Chairman of the Board and Chief Executive Officer

MONSTER WORLDWIDE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2007 annual meeting of stockholders of the Company will be held on Wednesday, May 30, 2007 at 9:00 a.m. at the Grand Hyatt New York, Manhattan Ballroom, 109 East 42nd Street, New York, NY 10017 for the following purposes:

(1)   To elect eight directors to serve for the ensuing year;

(2)   To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(3)   To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

All stockholders of record at the close of business on April 26, 2007 will be entitled to notice of and to vote at the meeting or any postponements or adjournments of the meeting.

All stockholders are cordially invited to attend the meeting in person. Stockholders who are unable to attend the meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. If you are a registered stockholder, you may also vote by telephone or on the Internet by following the instructions on the proxy card. If you are a beneficial stockholder, you may also be able vote by telephone or on the Internet; please refer to the instructions given to you by your brokerage firm, bank or nominee that holds your shares. Stockholders who attend the meeting may revoke their proxy and vote their shares in person.

EVAN KORNRICH Secretary

i

MONSTER WORLDWIDE, INC.
622 THIRD AVENUE
NEW YORK, NEW YORK 10017

PROXY STATEMENT

This proxy statement contains information relating to the annual meeting of stockholders of the Company to be held on Wednesday, May 30, 2007, beginning at 9:00 a.m. at the Grand Hyatt New York, Manhattan Ballroom, 109 East 42nd Street, New York, NY 10017, and at any postponements or adjournments thereof.

ABOUT THE MEETING AND THE PROXY MATERIALS

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, consisting of the election of directors and the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm. In addition, management will report on the performance of the Company during 2006 and respond to questions from stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

Proxies for use at the meeting are being solicited by the Board of Directors of the Company. Proxies were mailed to stockholders on or about May 4, 2007 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 26, 2007, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting, or any postponements and adjournments thereof. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponements or adjournments of the meeting.

The Company has two classes of common stock: common stock and Class B common stock. Holders of both common stock and Class B common stock as of the record date will be entitled to participate at the meeting.

What are the voting rights of the holders of common stock and Class B common stock?

Each outstanding share of common stock will be entitled to one vote on each matter acted upon. Each outstanding share of Class B common stock will be entitled to ten votes on each matter acted upon.

On April 26, 2007, there were 125,602,662 shares of common stock outstanding, and 4,762,000 shares of Class B common stock outstanding. Andrew J. McKelvey, our former Chairman and Chief Executive Officer, holds all of the Class B common stock which combined with the common stock we believe to be held by him gives him approximately 31.5% of the combined voting power of the Company.

What constitutes a quorum?

The presence at the meeting in person or by proxy, of the holders of a majority of the outstanding votes, represented by shares of common stock and Class B common stock as of the record date, will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 125,602,662 shares of common stock, representing the same number of votes, were outstanding, and 4,762,000 shares of Class B common stock, representing in the aggregate 47,620,000 votes, were outstanding. Thus, the presence of holders representing at least 86,611,332 votes will be required to establish a quorum.

How do I vote?

If your shares are registered directly in your name with our transfer agent, The Bank of New York, you are a registered stockholder with respect to those shares. We have hired a third party, Broadridge Financial Solutions (formerly known as ADP Investor Communication Services), to send the proxy materials and a proxy card to each of our registered stockholders. If you are a registered stockholder and you complete and properly sign the accompanying proxy card and return it in the enclosed return envelope, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. You may also vote by telephone or on the Internet as explained below.

If, like most stockholders of the Company, you hold your shares in street name through a brokerage firm, bank or other nominee rather than directly in your own name, you are a beneficial stockholder with respect to those shares. The brokerage firm, bank or nominee that holds your shares has made arrangements for you to receive the proxy materials and voting instructions, and you should follow those voting instructions. Beneficial stockholders who wish to vote in person at the meeting will need to obtain a “legal proxy” from the brokerage firm, bank or nominee that holds their shares.

Can I vote by telephone or on the Internet?

If you are a registered stockholder, you may vote by telephone or on the Internet by following the instructions included with your proxy card.

If you are a beneficial stockholder, please check the voting instructions you received from the brokerage firm, bank or nominee that holds your shares. Most beneficial stockholders have the option to submit their voting instructions by telephone or on the Internet.

Can I change my vote?

Yes. If you are a registered stockholder, you may change your vote even after you have submitted your proxy by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above, (2) filing with the Secretary of the Company a notice of revocation at any time before the proxy is exercised or (3) attending the annual meeting and voting in person. Attendance at the meeting alone will not by itself revoke a previously granted proxy; you must specifically request at the meeting that the previously granted proxy be revoked. If you are a beneficial stockholder, you may change your vote by following the voting instructions you received from the brokerage firm, bank or nominee that holds your shares. Beneficial stockholders may also change their vote by obtaining a legal proxy from the brokerage firm, bank or nominee that holds their shares and attending the meeting and voting in person.

How do I vote my 401(k) Plan shares?

Our 401(k) plan provides participants holding units of the Monster Worldwide Stock Fund with pass-through voting. The trustee of our 401(k) plan, Charles Schwab, votes the shares of our common stock in the 401(k) plan since it is the record holder. Participants in the 401(k) plan receive with their proxy materials instructions for directing how the shares of our common stock allocated to the participant’s 401(k) account should be voted. Voting instructions are tabulated by Broadridge Financial Solutions, an independent third party, on a confidential basis; the trustee will vote the shares held by the 401(k) plan on the basis of the final tabulation results. As a general rule, shares of our common stock for which no instructions are received will be voted by the trustee in the same proportion as the shares of our common stock for which voting instructions have been received, subject to compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended, the federal law applicable to employee 401(k) savings and pension plans.

Can I receive more than one set of annual meeting materials?

Some brokerage firm, bank and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report to stockholders may have been sent to multiple stockholders in each household. The Company will promptly deliver a separate copy of either document to any stockholder upon written or oral request to the Investor Relations Department of the Company, Monster Worldwide, Inc., 622 Third Avenue, New York, New York 10017, telephone (212) 351-7000. Any stockholder who wants to receive separate copies of the proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s brokerage firm, bank or other nominee record holder, or the stockholder may contact the Company at the above address and phone number.

What are the Board’s recommendations?

The Board recommends a vote to approve Proposal No. 1, for election of the nominated slate of directors to serve for the ensuing year, and to approve Proposal No. 2, for ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

What vote is required to approve each item?

Election of Directors

The eight nominees receiving the highest number of affirmative votes of the total votes cast at the meeting, either in person or by proxy, shall be elected as directors.

Our Corporate Governance Guidelines set forth our procedures if a nominee receives more “withhold authority” votes than affirmative votes for his or her election. In an uncontested election, a nominee for director who receives a greater number of “withhold authority” votes (excluding the Company’s Class B common stock) from his or her election than affirmative votes for such election is required to tender his or her resignation to the Chairperson of the Board following certification of the stockholder vote.

The Corporate Governance and Nominating Committee is required to consider the offer to resign and recommend to the Board what action the Corporate Governance and Nominating Committee believes should be taken in response to the offered resignation. The Board is required to take action with respect to this recommendation within 90 days following certification of the stockholder vote. The Board will then disclose its decision whether to accept the resignation offer, in a Form 8-K to be filed or furnished with the Securities and Exchange Commission.

Ratification of BDO Seidman, LLP

The affirmative vote of a majority of the outstanding shares present in person or represented by proxy and entitled to vote is required for the ratification of the appointment of BDO Seidman, LLP as our independent registered pubic accounting firm for the fiscal year ending December 31, 2007.

What happens if additional matters are presented at the annual meeting?

We do not know of any business or proposals to be acted upon at the 2007 annual meeting other than the items described in this proxy statement. If any other business is properly brought before the annual meeting or any postponement or adjournment thereof, it is the intention of the named proxies to vote on such matters in accordance with their best judgment.

Will my shares be voted if I am a registered stockholder and I do not provide a proxy?

If you are a registered stockholder and do not provide a proxy, you must attend the annual meeting in order to vote.

What if I am a registered stockholder and I provide a proxy but do not provide specific voting instructions?

Proxies of registered stockholders that do not contain voting instructions for one or more items will be voted with respect to those items as follows: (1) “FOR” the election of all director nominees, (2) “FOR” the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm and (3) in accordance with the best judgment of the named proxies on any other matters properly brought before the annual meeting.

Will my shares be voted if I am a beneficial stockholder and I do not provide voting instructions?

If you are a beneficial stockholder, your shares may be voted if you do not provide voting instructions. Brokerage firms have the authority under applicable rules to vote shares for which their customers do not provide voting instructions on routine matters. The election of directors and the ratification of BDO Seidman, LLP as our independent registered public accounting firm are considered routine matters.

Can I abstain?

Stockholders are not provided with the alternative of abstaining with respect to the election of directors. Stockholders may “WITHHOLD AUTHORITY” for one or more nominees, which will result in the respective nominees receiving fewer votes.

You may abstain from the vote to ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm. An abstention from voting on this proposal will have the same legal effect as a vote “AGAINST” the proposal.

What are broker non-votes and will they affect the annual meeting?

When a proposal is not routine and a brokerage firm has not received voting instructions from the beneficial owner, the brokerage firm cannot vote the shares on that proposal. Shares that a broker is not authorized to vote are counted as “broker non-votes.”  Since both of the proposals scheduled to be voted on at the annual meeting are routine, we do not anticipate any broker non-votes with respect to either proposal.

Who will count the votes?

We have hired a third party, Broadridge Financial Solutions (formerly known as ADP Investor Communication Services), to be the inspector of elections and tabulate the votes cast at the annual meeting.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the annual meeting and will publish final results in our quarterly report on Form 10-Q for the second quarter ending June 30, 2007.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

How are nominees for election to our Board of Directors selected?

The purpose of the Corporate Governance and Nominating Committee of our Board of Directors is to recommend to our Board of Directors individuals as nominees for election to our Board of Directors at the annual meeting of stockholders and to fill any vacancy or newly created directorship on the Board of Directors. The Corporate Governance and Nominating Committee does not have specific minimum qualifications that must be met by a candidate in order to be considered for nomination to our Board of Directors. In identifying and evaluating nominees for director, the Corporate Governance and Nominating Committee considers each candidate’s experience, integrity, background and skills, as well as other qualities that the candidate may possess and factors that the candidate may be able to bring to the Board of Directors. In accordance with its charter and with our Corporate Governance Guidelines, the Corporate Governance and Nominating Committee endeavors to ensure that two-thirds of the Company’s Board of Directors consists of independent directors as defined in both the Marketplace Rules of The Nasdaq Stock Market and in our Corporate Governance Guidelines. The Corporate Governance and Nominating Committee’s charter and our Corporate Governance Guidelines are available through the “Corporate Governance” section of our company website. Our company website is located at www.monsterworldwide.com and the “Corporate Governance” section is located at www.monsterworldwide.com/Investor_Relations/corporate_governance.html.

The Corporate Governance and Nominating Committee will consider on an ongoing basis stockholder nominations as nominees for election to our Board of Directors. In evaluating such nominations, the Corporate Governance and Nominating Committee will use the same selection criteria the Corporate Governance and Nominating Committee uses to evaluate other potential nominees. Any stockholder may suggest a nominee by sending the following information to our Corporate Governance and Nominating Committee: (i) your name, mailing address and telephone number, (ii) the suggested nominee’s name, mailing address and telephone number, (iii) a statement whether the suggested nominee knows that his or her name is being suggested by you, (iv) the suggested nominee’s resume or other description of his or her background and experience and (v) your reasons for suggesting that the individual be considered. The information should be sent to the Corporate Governance and Nominating Committee addressed as follows: Corporate Governance and Nominating Committee of the Board of Directors, Monster Worldwide, Inc., 622 Third Avenue, New York, New York 10017.

Stockholders who do not wish to follow the foregoing procedure but who wish instead to nominate directly one or more persons for election to the Board of Directors must comply with the procedures established by our by-laws. To be timely, the Company must receive such nomination for the 2008 Annual Meeting at its principal office at 622 Third Avenue, New York, New York 10017 no earlier than February 19, 2008 and no later than March 20, 2008.

All eight of the director nominees identified in this proxy statement currently serve as directors of the Company and all have been recommended by our Corporate Governance and Nominating Committee to our Board of Directors for re-election. The Corporate Governance and Nominating Committee recommends candidates to the full Board after receiving input from all directors. The Corporate Governance and Nominating Committee members, other Board members and senior management discuss potential candidates during this search process.

Have there been any additions to the Board since the 2006 annual meeting of stockholders held in June 2006, and what was the process?

Since our 2006 annual meeting, the Board elected Salvatore Iannuzzi to the Board effective July 11, 2006, William M. Pastore to the Board effective October 6, 2006, Philip R. Lochner, Jr. to the Board effective December 21, 2006 and Robert J. Chrenc to the Board effective April 26, 2007. Salvatore

Iannuzzi was recommended to the Corporate Governance and Nominating Committee by attorneys from our outside counsel. Robert J. Chrenc was recommended to the Corporate Governance and Nominating Committee by Salvatore Iannuzzi during the period in which Mr. Iannuzzi served as a non-employee director. The Corporate Governance and Nominating Committee members met or spoke with each of these individuals to assess them as director candidates. The Corporate Governance and Nominating Committee unanimously recommended to the full Board that each of them be elected as a director. The Board followed the Corporate Governance and Nominating Committee’s recommendations. The Corporate Governance and Nominating Committee utilized an executive search firm in connection with Mr. Lochner’s addition to the Board, and the Company paid a fee to the search firm for its services. The Company has not paid any other fees to any third party for the identification or evaluation of the nominees for our Board of Directors.

Mr. Iannuzzi was appointed Chairman of the Board on April 11, 2007. At that time, Mr. Pastore resigned from his position as a director and an executive officer by mutual agreement with the Company’s Board of Directors.

Who are the current members of our Board of Directors, and which of the directors are standing for re-election?

The nine members of our Board of Directors on the date of this proxy statement are:

Salvatore Iannuzzi, Chairman
Robert J. Chrenc
George R. Eisele
John Gaulding
Michael Kaufman
Ronald J. Kramer
Philip R. Lochner, Jr.
David A. Stein
John Swann

Messrs. Eisele, Gaulding, Kaufman, Kramer, Stein and Swann were elected by stockholders at the 2006 annual meeting of stockholders held in June 2006. As discussed above, Messrs. Iannuzzi, Chrenc and Lochner were elected by the Board during the period since the 2006 annual meeting.

Directors serve one-year terms (or shorter if appointed by the Board between annual meetings) and are elected annually. Accordingly, the current term of office of all of the Company’s directors expires at the 2007 annual meeting of stockholders to be held on May 30, 2007. John Swann has informed the Company of his intention not to seek re-election to the Board. The other eight current directors are all standing for re-election.

How often did the Board meet during the year ended December 31, 2006?

During the year ended December 31, 2006, the Board of Directors held 16 meetings and acted three times by unanimous written consent in lieu of a meeting. Each director attended at least 75% of the total number of meetings of the Board and the committees on which he served.

What committees has the Board established?

The Board of Directors has standing Audit, Compensation, Executive and Corporate Governance and Nominating Committees and has two special committees. On April 26, 2007, the Nominating Committee was designated the Corporate Governance and Nominating Committee by the Board of Directors.

Audit Committee.   The Audit Committee is charged with, among other things, the appointment of independent auditors of the Company, as well as discussing and reviewing with the independent auditors the scope of the annual audit and results thereof, pre-approving the engagement of the independent auditors for all audit-related services and permissible non-audit related services, and reviewing and approving all related-party transactions. The Audit Committee also reviews interim financial statements included in the Company’s quarterly reports and reviews documents filed with the Securities and Exchange Commission (the “SEC”). During 2006, the Audit Committee met 11 times. The Audit Committee’s report begins on page 25.

Compensation Committee.   The Compensation Committee is charged with recommending to the Board the compensation for the Company’s executives and administering the Company’s stock incentive and benefit plans. During 2006, the Compensation Committee met seven times. The Compensation Committee is entitled to delegate any of its responsibilities to a subcommittee of the Compensation Committee to the extent consistent with our charter, bylaws, Corporate Governance Guidelines and applicable law and rules of The Nasdaq Stock Market.

The Compensation Committee and Company management engage the services of an independent compensation consultant, Pearl Meyer & Partners, to advise the Compensation Committee and management on matters related to executive compensation, the Company’s equity plans and director compensation. During 2006, Pearl Meyer (1) assisted with the design of programs that affect executive compensation, including equity awards, and (2) provided analyses on market practices with respect to stock ownership guidelines for executives and directors and director compensation.

The Compensation Committee’s report appears on page 37. Additional information on the committee’s processes and procedures for consideration of executive compensation are addressed in “Compensation Discussion and Analysis” which begins on page 27.

Executive Committee.   On October 6, 2006, Andrew J. McKelvey resigned from his positions as Chairman of the Board and Chief Executive Officer. On that date, the Board of Directors established an Executive Committee which is charged with exercising all the authority of the Board in the intervals between regularly scheduled meetings of the Board. During 2006, the Executive Committee met one time.

Corporate Governance and Nominating Committee.   The Corporate Governance and Nominating Committee is charged with assisting the Board in its selection of individuals as nominees for election to the Board at annual meetings of the Company’s stockholders and filling any vacancies or newly created directorships on the Board. During 2006, the Corporate Governance and Nominating Committee met three times and acted one time by unanimous written consent in lieu of a meeting.

Special Committees of Independent Directors.   The Board has established a Special Committee, which is investigating the Company’s historical stock option practices, and a Special Litigation Committee, formed to address the related civil litigation matters. The Special Committee’s investigation is substantially complete and the committee has made recommendations as to remedial measures, which the Board is implementing or is in the process of implementing. See “Stock Option Investigation” beginning on page 13.

The Board has adopted a written charter for each of the Audit, Compensation, Executive and Corporate Governance and Nominating Committees setting forth the roles and responsibilities of each committee. The charters are available through the “Corporate Governance” section of our company website. Our company website is located at www.monsterworldwide.com and the “Corporate Governance” section is located at www.monsterworldwide.com/Investor_Relations/corporate_governance.html.

Who are the members of the Board committees?

The Board recently evaluated the composition of its various committees. On April 26, 2007, the Board appointed Robert J. Chrenc as a member of our Audit Committee and Special Litigation Committee and George Eisele and Michael Kaufman as members of our Executive Committee. The Board reconstituted our Compensation Committee, appointing Robert J. Chrenc, Philip R. Lochner, Jr. and David A. Stein as the members of our Compensation Committee. Robert J. Chrenc now serves as Chairman of the committee.  The Board also appointed Michael Kaufman and Ronald J. Kramer as members of our

Corporate Governance and Nominating Committee and John Gaulding as Chairman of the committee. As of April 26, 2007, John Gaulding no longer serves as a member of the Audit Committee.

The table below shows the members of the committees of our Board of Directors both as of December 31, 2006 and as of the date of this proxy statement.

	Members at December 31, 2006	Members as of the Date of this Proxy Statement
Audit Committee	Ronald J. Kramer, Chairman John Gaulding Michael Kaufman	Ronald J. Kramer, Chairman Robert J. Chrenc Michael Kaufman
Compensation Committee	Michael Kaufman, Chairman John Gaulding Ronald J. Kramer John Swann	Robert J. Chrenc, Chairman Philip R. Lochner, Jr. David A. Stein
Executive Committee	Salvatore Iannuzzi, Chairman John Gaulding Ronald J. Kramer	Salvatore Iannuzzi, Chairman George Eisele John Gaulding Michael Kaufman Ronald J. Kramer
Corporate Governance and
Nominating Committee	David A. Stein, Chairman John Gaulding	John Gaulding, Chairman Michael Kaufman Ronald J. Kramer David A. Stein
Special Committee investigating
stock option practices	Salvatore Iannuzzi, Chairman Philip R. Lochner, Jr. David A. Stein	Salvatore Iannuzzi, Chairman Philip R. Lochner, Jr. David A. Stein
Special Litigation Committee addressing civil litigation
matters	Philip R. Lochner, Jr., Chairman Salvatore Iannuzzi	Philip R. Lochner, Jr., Chairman Robert J. Chrenc Salvatore Iannuzzi

Which directors has the Board determined to be independent?

The Board has determined that Robert J. Chrenc, John Gaulding, Michael Kaufman, Ronald J. Kramer, Philip R. Lochner, Jr., David A. Stein and John Swann are “independent” within the meaning of Rule 4200(a)(15) of The Nasdaq Stock Market and as defined in our Corporate Governance Guidelines. Salvatore Iannuzzi was independent until he became a member of management upon his appointment as Chairman of the Board and Chief Executive Officer on April 11, 2007. Accordingly, six of the eight directors standing for re-election are independent. All members of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee satisfy the standards of independence applicable to members of such committees under Rule 4350(c) and (d) of the Marketplace Rules of The Nasdaq Stock Market and in accordance with applicable rules and regulations of the SEC. The Board of Directors has determined that each of Ronald J. Kramer, Robert J. Chrenc and Michael Kaufman qualify as an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

What is the Company’s policy regarding director attendance at annual meetings?

It is the policy of our Board of Directors that directors are encouraged to attend all annual stockholders meetings. All of the members of our Board of Directors at the time attended the 2006 annual meeting of stockholders.

How are directors compensated?

The current compensation and benefit program for non-employee directors has been in effect since January 2005, and is designed to achieve the following goals: compensation should fairly pay non-employee directors for work required for the Company; compensation should align non-employee directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand.

Employee directors receive no compensation for their Board service. Thus, Salvatore Iannuzzi will no longer receive compensation for his Board service, effective April 11, 2007, the date of his appointment as Chairman of the Board and Chief Executive Officer.

The table below on non-employee directors’ compensation includes the following compensation elements:

Cash Compensation

Each of the Company’s non-employee directors receives the following cash compensation for their Board service:

Cash Compensation
Annual Retainer(1)	$35,000
Per meeting fee(2)	$1,000
Additional Annual Retainer for Chairman of Compensation Committee(1)	$25,000
Additional Annual Retainer for Chairman of Audit Committee(1)	$96,000

(1)          Annual retainers are paid monthly in advance.

(2)          Per meeting fee of $1,000 for each meeting of the Board of Directors or a committee of the Board of Directors attended in person or telephonically (limited to a maximum fee of $3,000 per day). Meeting fees are paid quarterly.

For members of the Special Committee and the Special Litigation Committee, directors receive compensation of $1,000 per meeting of the committee and do not receive any other compensation for their services on such committees.

Automatic Initial and Annual Stock Grants

Pursuant to the Company’s 1999 Long Term Incentive Plan, each non-employee director of the Company is granted 5,000 shares of common stock upon his or her commencement of service as a non-employee director. Of those 5,000 shares, 2,500 shares are vested on the date of grant and the remaining 2,500 shares vest on the first anniversary of the date of grant, subject to continued service.

In addition, on the day following each annual meeting of stockholders, each non-employee director who has served since the prior annual meeting is granted 2,500 shares of common stock. Of those 2,500 shares, 1,250 shares vest on each of the first two anniversaries of the date of grant, subject to continued service.

All unvested shares of common stock granted to our non-employee directors will immediately vest in full upon a “change in control” (as defined in the 1999 Long Term Incentive Plan) of the Company. Change in control means and is deemed to occur if (i) there shall be consummated any consolidation, merger or reorganization involving us, or any sale, lease, exchange or other transfer of all, or substantially all, of our assets, or (ii) our stockholders approve any plan or proposal for our liquidation or dissolution, or (iii) any person becomes the beneficial owner of more than 50% of the combined voting power of our then outstanding voting securities other than (a) a person who owns or owned shares of class B common stock, (b) pursuant to a plan or arrangement entered into by such person and us, or (c) pursuant to receipt of such shares from our stockholder pursuant to such stockholder’s will or the laws of descent and distribution. The following transaction will be excluded from the term change in control: a consolidation, merger or reorganization where (1) our stockholders immediately own, before the transaction, at least a majority of the combined voting power of the outstanding voting securities of a corporation resulting from such consolidation, merger or reorganization (the “Surviving Corporation”), (2) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such transaction constitutes at least 50% of the members of the Board of Directors of the Surviving Corporation and (3) no person (other than us, our subsidiary, any employee benefit plan maintained by us, the Surviving Corporation or any subsidiary, or any person who, immediately prior to such transaction beneficially owned more than 50% of the combined voting power of our then outstanding voting securities) beneficially owns more than 50% of the combined voting power of our then outstanding voting securities.

Other Benefits

Each non-employee director of the Company receives reimbursement of expenses incurred fulfilling duties as a director. In addition, the Company pays the premiums for a $50,000 life insurance policy for each non-employee director, currently at an annual cost to the Company of $39 per non-employee director.

Director Compensation Table

The following table provides the compensation information for the year ended December 31, 2006 for each member of our Board of Directors who served as a non-employee director during 2006.

Name of Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)		Total ($)
George R. Eisele	51,000	30,953	73,810	39		155,802
John Gaulding	73,000	65,573	14,961	39		153,573
Salvatore Iannuzzi	42,559	139,550	—	20		182,129
Michael Kaufman	95,000	65,573	14,961	39		175,573
Ronald J. Kramer	167,000	65,573	14,961	36,039	(5)	283,573
Philip R. Lochner, Jr.	1,035	126,750	—	3		127,788
David A. Stein	67,000	65,573	14,961	39		147,573
John Swann	61,000	65,573	14,961	39		141,573

(1)          This column reports the amount of cash compensation earned in 2006 for Board and committee service. The breakdown of the fees for each non-employee director is:

George R. Eisele:	$35,000 annual retainer and $16,000 in meeting fees
John Gaulding:	$35,000 annual retainer and $38,000 in meeting fees
Salvatore Iannuzzi:	$16,559 pro-rated annual retainer (starting July 11, 2006) and $26,000 in meeting fees
Michael Kaufman:	$60,000 annual retainer and $35,000 in meeting fees
Ronald J. Kramer:	$131,000 annual retainer and $36,000 in meeting fees
Philip R. Lochner, Jr.:	$1,035 pro-rated annual retainer (starting December 21, 2006)
David A. Stein:	$35,000 annual retainer and $32,000 in meeting fees
John Swann:	$35,000 annual retainer and $26,000 in meeting fees

(2)          This column represents the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 related to the fair value of non-vested stock granted in 2006 as well as prior years, in accordance with SFAS Statement No. 123R, Share-Based Payment (“SFAS 123R”). Fair value is calculated using the closing price of Monster Worldwide’s common stock on the date of grant. These amounts reflect the Company’s accounting expense for these awards and may not correspond to the actual value that will be recognized by the directors. As of December 31, 2006, the following number of shares were underlying outstanding unvested stock awards for these individuals: George R. Eisele (2,500), John Gaulding (3,750), Salvatore Iannuzzi (2,500), Michael Kaufman (3,750), Ronald J. Kramer (3,750), Philip R. Lochner, Jr. (2,500), David A. Stein (3,750) and John Swann (3,750).

(3)          This column represents the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 related to the fair value of stock options awarded to the directors prior to 2006. The fair value was estimated using the Black-Scholes option-pricing model in accordance with SFAS 123R. All such stock options are fully vested as of December 31, 2006. Commencing with our annual meeting held in June 2005, our 1999 Long-Term Incentive Plan was amended to eliminate automatic stock option awards to non-employee directors. The plan now provides for the automatic grant of common stock to non-employee directors, subject to vesting based on continued service. See “Automatic Initial and Annual Stock Grants” above. As of December 31, 2006, the following number of stock options (all of which are fully vested) were outstanding for these individuals: John Gaulding (29,014), Michael Kaufman (42,017), Ronald J. Kramer (45,023), David A. Stein (27,200) and John Swann (13,172).

(4)          This column includes the amount of payments by the Company of the premiums for a $50,000 life insurance policy for each non-employee director, at an annual cost to the Company of $39 per non-employee director.

(5)          Includes $36,000 representing the cost of office space and administrative support that the Company provided to Mr. Kramer during 2006.

Does the Company have stock ownership guidelines for directors?

Our Corporate Governance Guidelines, adopted on April 26, 2007, require that all non-employee directors while serving as a director hold shares of common stock of the Company with an approximate market value of at least three times the annual retainer paid to directors. This ownership level must be attained on the later to occur of (1) the third anniversary of the adoption of the Corporate Governance Guidelines and (ii) the fifth anniversary of a person having been elected to the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of independent directors. See “Corporate Governance and Board of Directors Matters” for disclosure of compensation payable to the directors who are members of our Compensation Committee.

STOCK OPTION INVESTIGATION

As we have previously disclosed, a special committee of independent directors of our Board of Directors was formed to conduct a review of our historical stock option grant practices and related accounting. The Special Committee determined that the exercise price of a substantial number of stock option grants during the period between 1997 through March 31, 2003 differed from the fair market value of the underlying shares on the measurement date.

Based on the findings of the Special Committee, we concluded that our consolidated financial statements as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003, the selected financial information as of and for the years ended December 31, 2002 and 2001 and for the quarterly periods in 2005 and 2004 should be restated to record additional non-cash stock-based compensation expenses and related income tax effects resulting from the stock option review. Accordingly, on December 13, 2006 we filed an amended Annual Report on Form 10-K/A for the year ended December 31, 2005, and an amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2006, reflecting such restated financial information.

In these restated financial statements we recorded a cumulative after-tax adjustment of $271.9 million, net of a $67.7 million tax benefit through December 31, 2005. In December 2005, the Company accelerated substantially all unvested outstanding stock options in order to mitigate compensation expense that would have been required upon the effectiveness of SFAS 123R. Accordingly, 2006 periods were not impacted as a result of the stock option restatement.

In addition to the investigation being conducted by the Special Committee, the United States Attorney’s Office for the Southern District of New York (“USAO”) and the SEC have informed us that each is conducting an investigation into our past stock option grants. In connection with these investigations, we have received a grand jury subpoena from the United States District Court for the Southern District of New York and requests for the voluntary production of documents from the SEC. We are fully cooperating with the USAO and the SEC. On February 15, 2007, our former general counsel pleaded guilty to two felony counts relating to those historical stock option grants and the SEC instituted a civil action against him. The SEC civil action was settled on March 26, 2007, with our former general counsel consenting to be permanently enjoined from acting as an officer or director of a public company.

In October 2006, a putative class action litigation was filed in the United States District Court for the Southern District of New York by a former Company employee against the Company and a number of its current and former officers and directors. On February 16, 2007, plaintiff served an amended class action complaint. The action purports to be brought on behalf of all participants in the Company’s 401(k) plan. The amended complaint alleges that the defendants breached their fiduciary obligations to plan participants under §§ 404, 405, 409 and 502 of the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1104 et seq., by allowing Plan participants to purchase and to hold and maintain Company stock in their Plan accounts without disclosing to those Plan participants the historical stock option practices. The complaint seeks, among other relief, equitable restitution, attorney’s fees and an order enjoining defendants from violations of ERISA. The time for defendants to respond to the amended complaint has not yet expired.

In addition, derivative actions in connection with historical stock option practices have been commenced by shareholders purportedly on behalf of the Company in both the United States District Court for the Southern District of New York and in the Supreme Court of the State of New York, New York County, against a number of current and former officers and directors of the Company, naming the Company as a nominal defendant.

On October 20, 2006, the three federal court actions were consolidated by the Court and styled as In re Monster Worldwide, Inc. Stock Option Derivative Litigation, Master Docket 1:06:cv-04622

(S.D.N.Y.)(NRB-DCF) (Consolidated Action). On or about December 20, 2006, plaintiffs in the consolidated federal actions filed a consolidated amended complaint. The consolidated amended complaint asserts claims for breach of fiduciary duty, gross mismanagement, unjust enrichment, and violations of Sections 10(b) and 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) for the period between January 1, 1997 and the present. The federal court plaintiffs seek, among other relief, an indeterminate amount of damages from the individual defendants.

On September 18, 2006, the three purported derivative actions that were filed in the Supreme Court of the State of New York, New York County, were also consolidated. The consolidated actions have been styled as In re Monster Worldwide Inc. Derivative Litigation, Index. No. 06-108700 (Supreme, N.Y. County). On or about December 1, 2006, the plaintiffs in the consolidated state court actions filed a consolidated amended complaint asserting claims for breach of fiduciary duty and related state law causes of action. The state court plaintiffs seek, among other relief, an indeterminate amount of damages from the individual defendants.

On or about March 15, 2007, a putative securities shareholder class action was filed in the United States District Court for the Southern District of New York captioned Middlesex County Retirement System v. Monster Worldwide, Inc., Andrew T. McKelvey, Myron Olesnyckyj, and Charles “Lanny” Baker, 07 Civ. 2237 (S.D.N.Y.) (JSR), seeking an indeterminate amount of damages on behalf of all persons or entities, other than defendants, who purchased or acquired the securities of the Company from May 6, 2005 until June 9, 2006. The Complaint asserts claims against the Company and the individual defendants based on an alleged violation of Section 10(b) the Exchange Act and against the individual defendants based on an alleged violation of Section 20(a) of the Exchange Act. By Stipulation of Dismissal, dated April 10, 2007, the Complaint as against Charles “Lanny” Baker was dismissed with prejudice.

We expect to continue to incur significant professional fees related to the ongoing stock option investigation. While we cannot quantify or estimate the timing of these costs throughout 2007 and into the future, they primarily relate to legal fees paid on behalf of former employees and former members of senior management, fees paid in defense of shareholder litigation and potential fines or settlements.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Directors serve one-year terms (or shorter if appointed by the Board between annual meetings) and are elected annually. Accordingly, the current term of office of all of the Company’s directors expires at the 2007 annual meeting of stockholders to be held on May 30, 2007. Eight directors are to be elected at the annual meeting. John Swann has informed the Company of his intention not to seek re-election to the Board of Directors, and his term will expire at the annual meeting. At that time, the number of directors constituting the Board of Directors will be reduced to eight.

Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the 2008 annual meeting and until their successors are duly elected and qualified. Our certificate of incorporation and by-laws provide that the number of directors on our Board of Directors shall be not less than three and no more than twelve, as is fixed from time to time by resolution of the Board of Directors. Our nominees for election to the Board of Directors are set forth below. All of the nominees are current directors. All of the nominees have been recommended by the Corporate Governance and Nominating Committee for election to our Board of Directors and all have consented to serve if elected. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

The nominees, their ages, the year in which each first became a director and their principal occupations or employment during at least the past five years are:

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Salvatore Iannuzzi	53	2006

Director of the Company since July 2006. Mr. Iannuzzi has been our Chairman of the Board and Chief Executive Officer since April 11, 2007. Prior thereto, he was president of Motorola, Inc.’s Enterprise Mobility business commencing in January 2007. Mr. Iannuzzi served as President and Chief Executive Officer of Symbol Technologies, Inc. from January 2006 to January 2007, when Symbol Technologies was sold to Motorola. He previously served as Symbol Technologies’ Interim President and Chief Executive Officer and Chief Financial Officer from August 2005 to January 2006 and as Senior Vice President, Chief Administrative and Control Officer from April 2005 to August 2005. He also served as a director of Symbol Technologies from December 2003 to January 2007, serving as the Non-Executive Chairman of the Board from December 2003 to April 2005. From August 2004 to April 2005, Mr. Iannuzzi was a partner in an investment fund. Prior thereto, from April 2000 to August 2004, Mr. Iannuzzi served as Chief Administrative Officer of CIBC World Markets.

Robert J. Chrenc	62	2007

Director of the Company since April 2007. Mr. Chrenc served as a director of Symbol Technologies, Inc. beginning in December 2003, and as non-executive Chairman of the Board of Directors of Symbol Technologies from April 2005 until January 9, 2007, the date of such company’s sale to Motorola, Inc. Mr. Chrenc was Executive Vice President and Chief Administrative Officer at ACNielsen, a leading provider of marketing information based on measurement and analysis of marketplace dynamics and consumer attitudes and behavior, from February 2001 until his retirement in December 2001. From June 1996 to February 2001, he served as ACNielsen’s Executive Vice President and Chief Financial Officer. Mr. Chrenc is also a member of the board of directors of Information Services Group Inc.

George R. Eisele	70	1987

Director of the Company since September 1987. Mr. Eisele was an Executive Vice President of the Company from 1976 to May 2005 and managed various business units in North America and Europe. Mr. Eisele managed TMP Direct, the Company’s direct marketing business unit, from 1989 until May 2, 2005 when the business unit was sold to GECKO Inc., an entity owned 65% by Mr. Eisele. Following its sale by the Company, Mr. Eisele continues to head TMP Direct as its Chief Executive Officer.

John Gaulding	61	2001

Director of the Company since June 2001. Previously, Mr. Gaulding was a director from January 1996 to October 1999. Mr. Gaulding is a private investor and business consultant in the fields of strategy and organization. He was Chairman and Chief Executive Officer of National Insurance Group, a publicly traded financial information services company, from April 1996 through July 11, 1996, the date of such company’s sale. For six years prior thereto, he was President and Chief Executive Officer of ADP Claims Solutions Group. From 1985 to 1990, Mr. Gaulding was President and Chief Executive Officer of Pacific Bell Directory, the yellow pages publishing unit of Pacific Telesis Group. Mr. Gaulding served as Co-Chairman of the Yellow Pages Publishers Association from 1987 to 1990. Mr. Gaulding is also a director of ANTs software inc., a developer of data management software, and Yellow Pages Group, Inc., a public Canadian publisher of yellow pages and specialized vertical directories.

Michael Kaufman	61	1997

Director of the Company since October 1997. Until July 1, 2000 Mr. Kaufman was President of SBC/Prodigy Transition. Mr. Kaufman previously served as President of Pacific Bell’s Consumer’s Market Group. Prior thereto, Mr. Kaufman was the President and CEO of Pacific Bell Communications, a subsidiary of SBC Communications Inc., and from 1993 through April 1997 he was the regional president for the Central and West Texas market area of Southwestern Bell Telephone.

Ronald J. Kramer	48	2000

Director of the Company since February 2000. Mr. Kramer has served as President and a director of Wynn Resorts, Limited, a developer, owner and operator of hotel and casino resorts, since April 2002. Mr. Kramer is also a member of the board of trustees of Republic Property Trust, a real estate investment trust, and a director of Griffon Corporation, a diversified manufacturing company.

Philip R. Lochner, Jr.	64	2006

Director of the Company since December 2006. Mr. Lochner served as Senior Vice President and Chief Administrative Officer of Time Warner, Inc. from July 1991 to June 1998. Previously, Mr. Lochner served as a Commissioner in the U.S. Securities and Exchange Commission. Mr. Lochner is also a member of the boards of director of Apria Healthcare Group Inc., CMS Energy Corporation, Clarcor Inc. and Crane Co.

David A. Stein	68	2003

Director of the Company since June 2003. Mr. Stein was the Chairman and Chief Executive Officer of Southern Industrial Corporation, the Jacksonville, Florida-area Burger King franchisee of 33 Burger King restaurants until December 2004. Prior thereto, Mr. Stein was a Burger King franchisee for more than 40 years. He is Chairman of Jacksonville-based King Provision Corporation, an approved Burger King food and paper distributor, and Chairman of T.L. Cannon Corporation, a franchisee of Applebees restaurants in New York and Connecticut. Mr. Stein was a founder of the Jewish Community Alliance in Jacksonville, Florida. He has also served the United Way, the Jacksonville Chamber of Commerce, University Medical Center, University of North Florida, WJCT Public Television and other Jacksonville-area organizations and clubs as an officer or Board member.

Vote Required

The eight nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Brokers who do not receive stockholder voting instructions are entitled to vote on the election of directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted “FOR” all nominees in the absence of instructions to the contrary. Instructions to “WITHHOLD AUTHORITY” to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 1—ELECTION OF DIRECTORS” TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

PROPOSAL NO. 2—
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed BDO Seidman, LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2007. BDO Seidman, LLP has been the independent registered public accounting firm for the Company since November 15, 1992. During 2006, BDO Seidman, LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services. See “Audit Matters” beginning on page 25. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. The submission of this matter for approval by stockholders is not legally required; however, the Board of Directors believes that seeking stockholder ratification of the selection of the independent registered accounting firm is good corporate practice. If the appointment is not ratified by our stockholders, the Audit Committee will consider whether it should appoint another independent registered public accounting firm. A representative of BDO Seidman, LLP is expected to be present at the 2007 annual meeting and will have an opportunity to make a statement if he or she desires to do so, and will respond to appropriate questions from stockholders.

Vote Required

The affirmative vote of a majority of the outstanding shares of common stock of the Company present in person or represented by proxy at the 2007 annual meeting and entitled to vote is required for the approval of the ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Brokers who do not receive stockholder voting instructions are entitled to vote on the ratification of the independent registered public accounting firm. Abstentions will be considered in determining the number of votes required to attain a majority of the shares present in person or represented by proxy at the meeting entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote “AGAINST” the matter because it represents a share present in person or represented by proxy at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM” TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 26, 2007 (except as otherwise noted in the footnotes), regarding the beneficial ownership determined in accordance with the rules of the SEC of the Company’s common stock and Class B common stock held by: (i) each executive officer and former executive officer named in the “Summary Compensation Table” on page 38, whom we refer to collectively as the named executive officers; (ii) each director of the Company; (iii) all current directors and current executive officers of the Company as a group; and (iv) each other person or entity known by the Company to own beneficially more than five percent (5%) of the Company’s outstanding common stock or Class B common stock. Percentage ownership and percentage of combined voting power are based on 125,602,662  shares of common stock and 4,762,000 shares of Class B common stock outstanding as of April 26, 2007. The Class B common stock entitles the holder to ten votes per share. Except as otherwise disclosed in the footnotes to the table, this table identifies persons having sole voting and investment power with respect to the shares set forth opposite their names.

	Shares Beneficially Owned
					%
	Common Stock		Class B Common Stock		Combined Voting
Name of Beneficial Owner	Shares(1)%		Shares	%	Power
Executive Officers
Charles Baker(2)	51,970	*	—	—	*
Steven Pogorzelski(3)	202,367	*	—	—	*
Chris Power(4)	92,814	*	—	—	*
Bradford J. Baker(5)	47,731	*	—	—	*
Former Executive Officers
William M. Pastore(6)	316,094	*	—	—	*
Andrew J. McKelvey(7)	6,879,066	5.5	4,762,000	100	31.5
John Mclaughlin(8)	145,419	*	—	—	*
Directors
Salvatore Iannuzzi(9)	227,500	*	—	—	*
Robert J. Chrenc(10)	2,500	*	—	—	*
George R. Eisele(11)	17,250	*	—	—	*
John Gaulding(12)	35,764	*	—	—	*
Michael Kaufman(13)	50,767	*	—	—	*
Ronald J. Kramer(14)	53,773	*	—	—	*
Phillip R. Lochner, Jr.(15)	2,500	*	—	—	*
David A. Stein(16)	36,250	*	—	—	*
John Swann(17)	21,922	*	—	—	*
All current directors and current executive officers as a group (15 persons)(18)	920,314	*	—	—	*
Other 5% Stockholders
T. Rowe Price Associates, Inc.(19)	14,009,567	11.2	—	—	8.1
Wellington Management Company, LLP(20)	10,626,699	8.5	—	—	6.1
Capital Research and Management Company(21)	9,376,500	7.5	—	—	5.4
Morgan Stanley(22)	8,714,848	6.9	—	—	5.0

                 * Less than 1%

       (1) Excludes common stock issuable pursuant to stock bonus awards and restricted stock unit awards that (A) are not scheduled to vest within 60 days of April 26, 2007 and (B) do not entitle the recipient to voting rights.

       (2) The shares beneficially owned by Mr. Baker consist of (A) 51,500 shares of common stock held outright by Mr. Baker, (B) 300 shares of common stock held by the Baker Wallace 2001 Trust and (C) 170 shares of common stock held through Mr. Baker’s 401(k) savings plan account. Mr. Baker has shared voting and investment power with respect to the 300 shares of common stock held by the Baker Wallace 2001 Trust.

       (3) The shares beneficially owned by Mr. Pogorzelski consist of (A) 12,209 shares of common stock held outright by Mr. Pogorzelski, (B) 187,162 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 26, 2007 and (C) 2,996 shares of common stock held through Mr. Pogorzelski’s 401(k) savings plan account.

       (4) The shares beneficially owned by Mr. Power consist of (A) 6,105 shares of common stock held outright by Mr. Power, (B) 85,859 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 26, 2007 and (C) 850 shares of common stock held through Mr. Power’s 401(k) savings plan account.

       (5) The shares beneficially owned by Mr. Baker consist of (A) 6,182 shares of common stock held outright by Mr. Baker, (B) 40,543 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 26, 2007 and (C) 1,006 shares of common stock held through Mr. Baker’s 401(k) savings plan account.

       (6) The shares beneficially owned by Mr. Pastore consist of (A) 82,681 shares of common stock held outright by Mr. Pastore and (B) 233,413 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 26, 2007. Pursuant to an agreement entered into with Mr. Pastore at the time of his resignation, the vesting of an additional 281,250 shares of restricted stock and 56,250 restricted stock units was accelerated to no later than June 30, 2007, and the exercisablity of options to purchase an additional 150,000 shares of common stock was accelerated to no later than June 30, 2007. The aggregate 487,500 shares of common stock underlying the accelerated portions of such awards are not included in the number of shares of common stock beneficially owned by Mr. Pastore as of April 26, 2007.

       (7) The 6,879,066 shares of common stock beneficially owned by Mr. McKelvey consist of (A) 6,872,701 shares of common stock held outright by Mr. McKelvey, (B) 4,115 shares of common stock held directly by Mr. McKelvey’s spouse and (C) 2,250 shares of common stock held through Mr. McKelvey’s 401(k) savings plan account. Mr. McKelvey disclaims beneficial ownership of the shares held by his spouse. The shares of Class B common stock are held outright by Mr. McKelvey. Mr. McKelvey’s address is c/o Blackfin Captial, LLC, 200 Park Avenue, 44th Floor, New York, NY 10166. Information with respect to Mr. McKelvey, other than with respect to (1) shares of Class B common stock and (2) shares of common stock held through his 401(k) savings plan account, has been derived from a Form 4 filed by Mr. McKelvey with the SEC on February 21, 2007.

       (8) The shares beneficially owned by Mr. Mclaughlin consist of 145,419 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 26, 2007, according to information furnished to the Company by Mr. Laughlin.

       (9) Mr. Iannuzzi is listed under the heading “Directors” in this table, as he is not a named executive officer for 2006. Under applicable SEC rules, he is named in this table because of his position as a director of the Company. However, the shares beneficially owned by Mr. Iannuzzi as of April 26, 2007 include shares of restricted stock granted to Mr. Iannuzzi in connection with his appointment as Chairman of the Board and Chief Executive Officer on April 11, 2007. The shares beneficially owned by Mr. Iannuzzi consist of (A) 2,500 shares of common stock held outright by Mr. Iannuzzi and

(B) 225,000 shares of unvested restricted stock with respect to which Mr. Iannuzzi possesses sole voting power.

(10) The shares beneficially owned by Mr. Chrenc consist of 2,500 shares of common stock held outright by Mr. Chrenc.

(11) The shares beneficially owned by Mr. Eisele consist of (A) 16,000 shares of common stock held outright by Mr. Eisele and (B) 1,250 shares of common stock issuable pursuant to an unvested stock bonus award within 60 days of April 26, 2007.

(12) The shares beneficially owned by Mr. Gaulding consist of (A) 4,250 shares of common stock held outright by Mr. Gaulding, (B) 2,500 shares of common stock issuable pursuant to unvested stock bonus awards within 60 days of April 26, 2007 and (C) 29,014 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 26, 2007.

(13) The shares beneficially owned by Mr. Kaufman consist of (A) 6,250 shares of common stock held outright by Mr. Kaufman, (B) 2,500 shares of common stock issuable pursuant to unvested stock bonus awards within 60 days of April 26, 2007 and (C) 42,017 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 26, 2007.

(14) The shares beneficially owned by Mr. Kramer consist of (A) 6,250 shares of common stock held outright by Mr. Kramer, (B) 2,500 shares of common stock issuable pursuant to unvested stock bonus awards within 60 days of April 26, 2007 and (C) 45,023 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 26, 2007.

(15) The shares beneficially owned by Mr. Lochner consist of 2,500 shares of common stock held outright by Mr. Lochner.

(16) The shares beneficially owned by Mr. Stein consist of (A) 6,250 shares of common stock held outright by Mr. Stein, (B) 2,500 shares of common stock issuable pursuant to unvested stock bonus awards within 60 days of April 26, 2007 and (C) 27,500 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 26, 2007.

(17) The shares beneficially owned by Mr. Swann consist of (A) 6,250 shares of common stock held outright by Mr. Swann, (B) 2,500 shares of common stock issuable pursuant to unvested stock bonus awards within 60 days of April 26, 2007 and (C) 13,172 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 26, 2007.

(18) The shares beneficially owned by the current directors and current executive officers as a group consist of (A) an aggregate of 132,773 shares of common stock held outright by those individuals, (B) an aggregate of 13,750 shares of common stock issuable pursuant to unvested stock bonus awards within 60 days of April 26, 2007, (C) an aggregate of 542,886 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 26, 2007, (D) 225,000 shares of unvested restricted stock held by Salvatore Iannuzzi with respect to which Mr. Iannuzzi possesses sole voting power and (E) an aggregate of 5,905 shares of common stock held through 401(k) savings plan accounts.

(19) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates has sole voting power with respect to 4,269,322 shares and sole dispositive power with respect to 13,952,667 shares and does not have shared voting power or shared dispositive power with respect to any of the shares. The address for Price Associates is 100 E. Pratt Street,

Baltimore, MD 21202. Information with respect to Price Associates has been derived from its Schedule 13G/A as filed with the SEC on February 14, 2007.

(20) Wellington Management Company, LLP (“Wellington”) may be deemed to beneficially own 10,626,699 shares of our common stock which are held of record by clients for which Wellington acts as investment advisor. Wellington has shared dispositive power with respect to 10,626,699 of the shares, shared voting power with respect to 7,686,543 of the shares and does not have sole voting or dispositive power with respect to any of the shares. The address for Wellington is 75 State Street, Boston, MA 02109. Information with respect to Wellington has been derived from its Schedule 13G as filed with the SEC on February 14, 2007.

(21) Capital Research and Management Company may be deemed to beneficially own 9,376,500 shares of our common stock which are held of record by investment companies for which Capital Research and Management Company acts as investment advisor. Capital Research and Management Company has sole dispositive power with respect to 9,376,500 of the shares, sole voting power with respect to 4,437,000 of the shares and does not have shared voting or dispositive power with respect to any of the shares. The address for Capital Research and Management Company is 333 South Hope Street, Los Angeles, CA 90071. Information with respect to Capital Research and Management Company has been derived from its Schedule 13G/A as filed with the SEC on February 12, 2007.

(22)   Morgan Stanley may be deemed to beneficially own 8,714,848 shares of our common stock. Morgan Stanley has sole voting power with respect to 8,543,470 shares, shared voting power with respect to 4,734 shares, sole dispositive power with respect to 8,714,848 shares and does not have shared dispositive power with respect to any of the shares. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036. Information with respect to Morgan Stanley has been derived from its Schedule 13G/A as filed with the SEC on February 14, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during fiscal 2006 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

AUDIT MATTERS

What services have been provided by the Company’s auditors?

The Company incurred professional fees from BDO Seidman, LLP (“BDO”), its principal auditor, and BDO International affiliate firms for the following professional services:

Audit Fees.   Fees in the amount of $4.0 million and $3.5 million in 2006 and 2005, respectively, related to the audits of the Company’s annual financial statements and internal controls; the review of the interim financial statements included in the Company’s quarterly reports; the review of documents filed with the SEC; and fees for statutory audits required internationally.

Audit-Related Fees.   Fees in the amount of $0.1 million and $0.2 million in 2006 and 2005, respectively, primarily related to the audits of the Company’s employee benefit plan, due diligence related to mergers and acquisitions and accounting consultation.

Tax Fees.   Fees in the amount of $0.1 million and $0.3 million in 2006 and 2005, respectively, related to professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees.   The Company did not incur any fees from BDO in 2006 or 2005 other than as described above.

The Company’s Audit Committee has determined that the non-audit services provided by the Company’s auditors in connection with the year ended December 31, 2006 were compatible with the auditors’ independence. A representative of BDO is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative of BDO will also be available to respond to appropriate questions from stockholders.

Pre-Approval Policies

The Audit Committee pre-approves all anticipated annual audit and non-audit services provided by our independent auditors prior to the engagement of the independent auditors with respect to such permissible services. With respect to audit services and permissible non-audit services not previously approved, the Audit Committee has authorized the Chairman of the Audit Committee to approve such audit services and permissible non-audit services, provided the Chairman informs the Audit Committee of such approval at its next regularly scheduled meeting. All “Audit Fees,” “Audit-Related Fees” and “Tax Fees” set forth above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

Report of Audit Committee

The Audit Committee of the Board of Directors of the Company serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting process, system of internal controls, audit process, and process for monitoring compliance with laws and regulations.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, BDO will express its own opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee’s responsibility is to oversee and review these processes. The committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations, or generally accepted accounting principles in the United States of America or as to auditor independence. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the committee’s charter.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee discussed the statements with both management and the outside auditors. The committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) and No. 90 (Audit Committee Communications).

With respect to the Company’s outside auditors, the Audit Committee, among other items, discussed with BDO Seidman, LLP, matters relating to BDO Seidman, LLP’s independence, including the written disclosures made to the committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Finally, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

On the basis of these reviews and discussion, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

Members of the Audit Committee

Ronald J. Kramer, Chairman
John Gaulding(1)
Michael Kaufman
Robert J. Chrenc(2)

(1)          Member of the Audit Committee through April 25, 2007.

(2)          Member of the Audit Committee as of April 26, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section describes our compensation programs for executive officers. We address why we believe our programs are right for the Company and our stockholders, and we explain the process used for determining levels of compensation. The discussion in this section centers around the compensation during 2006 for our named executive officers, which is set forth in the “Summary Compensation Table” on page 38. We also provide information relating to executive officer compensation developments thus far in 2007. Because of recent management changes at the Company, three named executive officers for 2006—William M. Pastore, Andrew J. McKelvey and John Mclaughlin—are no longer executive officers. Our recently-appointed Chairman of the Board and Chief Executive Officer, Salvatore Iannuzzi, is not a named executive officer for 2006 but we provide information in this section regarding his compensation arrangements.

What are the objectives of our compensation programs for executive officers and what are they designed to reward?

Our compensation program is based on three fundamental principles:

•       Deliver rewards in ways that motivate executives to think and act in both the near-term and long-term interests of our three most important constituents—our stockholders, our employees and our customers;

•       Structure the entire compensation package in a manner that attracts and retains key executives; and

•       Pay for performance based on the Company’s results and on the individual executive officer’s contributions toward those results.

What person or group is responsible for determining the compensation levels of executive officers?

The Compensation Committee of our Board of Directors determines compensation for all executive officers. In doing so, the committee reviews the performance of the Company, assesses the performance of the individual executive officers, and confers with an independent compensation consultant, Pearl Meyer & Partners, about the competitive market for comparable executives. Our CEO provides recommendations to the committee for compensation determinations relating to all executive officers other than the CEO. The committee also works directly with the compensation and benefits professionals in the Company’s Human Resources Department. The committee assesses the performance of the Company in part based on specific measures and targets established by the committee and the Board of Directors. However, compensation is not driven entirely by formulas. Instead, committee members use judgment and discernment in making their assessments. We believe this is important as our industry changes rapidly and certain targets that appeared to be relevant at the beginning of a year could prove to be invalid by year end. Committee members participate in regular updates on our business priorities, strategies and results during which they interact with our executive officers.

Membership of the Compensation Committee is determined by the Board of Directors. During 2006, the committee consisted of Michael Kaufman, who served as Chairman, John Gaulding, Ronald J. Kramer and John Swann. On April 26, 2007, the Board reconstituted our Compensation Committee, appointing Robert J. Chrenc, Philip R. Lochner, Jr. and David A. Stein as the members of our Compensation Committee. Robert J. Chrenc now serves as Chairman of the committee. The Compensation Committee Chairman regularly reports on Committee actions and recommendations at Board meetings.

All members of the Compensation Committee during 2006 and all current members of the committee qualify as independent directors as defined in the marketplace rules of The Nasdaq Stock Market, outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and non-employee directors as defined in Rule 16b-3 of the rules under the Securities Exchange Act of 1934, as amended.

What are the elements of executive compensation?

There are three primary elements of our executive compensation program:

•       Base salary;

•       Annual bonus opportunity; and

•       Equity awards.

In addition, our executive officers participate in our various benefits programs, and certain of our executive officers have received perquisites from time to time.

Following is a discussion of the various elements of our program:

Base Salary

We generally pay our executive officers base salaries that are at or above the market median base salary for the position, although this can vary depending on an individual’s experience level and performance. In the aggregate, we believe that the base salary paid to our executive officers is in approximately the 65th percentile of what we consider our market. Our Compensation Committee has determined that it is appropriate to pay base salaries above the market median to enable us to attract and retain senior leadership talent that is required.

Annual Bonus Opportunity

Annual bonuses are highly variable. There have been years when we paid low or no bonuses and years when we have paid higher bonuses, depending on the Company’s performance and the individual executive officer’s performance. Generally, during the first quarter of each year the Compensation Committee establishes performance-based goals and corresponding levels of maximum bonus payouts for each executive officer. The arrangement provides that the committee may exercise negative discretion in awarding actual payouts. In determining whether to exercise such negative discretion, the committee assesses whether the individual executive officer achieved financial and non-financial results that contributed positively toward the performance of the Company.

Equity Awards

We believe that equity compensation promotes long-term focus, aligns our executives’ interests with those of our stockholders, and helps us retain key individuals. Equity awards can be in the form of restricted stock units (“RSUs”), restricted stock, stock bonuses or stock options. Prior to 2006, our primary form of equity compensation was non-qualified stock options. Since the beginning of 2006, we have not made any material stock option grants, although we may in the future determine to do so. Rather, our primary forms of equity awards since the beginning of 2006 have been RSUs, restricted stock and other stock bonuses. All of our equity awards during 2006 and 2007, and most of our equity awards since 1999, have been pursuant to our 1999 Long Term Incentive Plan, which was approved by our stockholders in June 1999. We have no program, plan or practice to coordinate equity grants with the release of material information. We do not accelerate or delay equity grants in response to material information, nor do we delay the release of information due to plans for making equity grants. Following is a discussion of our primary forms of equity compensation for executive officers:

Annual RSU Grants

In 2006 we began a program under which we intend to make annual RSU grants to our key leaders, including executive officers. Each RSU represents the opportunity to receive a share of our common stock on a specific day in the future. The RSU grant is earned fully, partially or not at all based on the achievement of our performance goals approved by the Compensation Committee. In addition to Company performance goals, our annual RSU grants contain four-year vesting schedules based on continued employment through each vesting date.

Our approach with respect to our annual RSU program is to provide equity compensation of a sufficient amount so as to be competitive with the market and also to reflect the individual’s performance and long-term value to the Company. Because the performance-based shares are “at risk” based on the Company’s performance, and are contingent on continued employment through the vesting dates, the Compensation Committee believes that the program achieves the objectives of aligning participants with stockholders, retaining key talent and rewarding performance. In establishing the number of RSUs to award to executive officers each year, the Compensation Committee:

•       Evaluates the executive’s level of current and potential job responsibility, and assesses the Company’s desire to retain that executive over the long term;

•       Judges the remaining retention value of any prior equity awards made to the executive; and

•       Compares equity compensation being earned by comparable executives in the market.

The Compensation Committee made a grant of RSUs in March 2006 to approximately 330 employees, and another grant of RSUs in March 2007 to approximately 800 employees. Further details of these grants are discussed below under “Annual RSU Grants in 2006” and “Annual RSU Grants in 2007” on pages 34-35.

Other Equity Awards

From time to time, the Compensation Committee may grant equity awards to executive officers outside of our annual RSU program. During 2006 and 2007, these awards have been in connection with promotions and new hires, as well as significant accomplishments by executive officers. The details of all such rewards, and the reasons for the awards, are discussed below under “Other Equity Awards in 2006” and “Other Equity Awards in 2007” on pages 35-36.

Benefits

Executive officers are eligible, on the same basis and under the same plans as other employees, for our medical plan, dental plan, vision plan, flexible spending accounts for healthcare costs, life insurance and disability insurance. In addition, we maintain a 401(k) retirement savings plan for the benefit of all of our U.S. employees, which includes an employer match of up to three percent of the participant’s annual eligible earnings. During 2006 we made matching contributions to the named executive officers as detailed in the “All Other Compensation Table” on page 39. Our benefits are intended to be competitive with benefits offered by employers with whom we compete for talent in the marketplace.

Perquisites and Other Benefits

Perquisites and other benefits are not a significant component of our executive compensation programs. During 2006, the Company provided perquisites and other benefits to William M. Pastore and John Mclaughlin, falling within four categories—(1) a cash payment to Mr. Pastore in lieu of his participation in our health benefit plans, (2) Company-paid transportation for Mr. Pastore and Mr. Mclaughlin for transportation between their primary residence and their primary office location, (3) Company-paid hotel stays for Mr. Mclaughlin in the vicinity of his primary office location at the time and (4) Mr. Pastore’s spouse accompanying him on chartered aircraft and during hotel stays on Company-paid business trips. The amounts paid by the Company for these benefits are set forth in the “All Other Compensation Table” on page 39; the Company did not incur any incremental costs for Mr. Pastore’s spouse accompanying him on chartered aircraft and during hotel stays on Company-paid business trips.

Why do we choose to utilize these compensation elements, how do we decide how much to pay and how do our decisions regarding each element affect decisions regarding other elements?

We believe our combination of base salary, annual bonus potential, equity awards and benefits strikes the right balance between competitive short-term pay and bonuses that are essential for attraction and retention of top talent, and long-term performance-based rewards that promote stockholders’ interests.

The Compensation Committee reviews our executive compensation levels over the course of the year, culminating in the first quarter of each year when base salaries are generally reviewed, bonus amounts for the prior year are determined and performance goals for the ensuing year are established. Specific changes may be made to an individual executive’s compensation at other times during the year based on specific factors relevant to that executive, such as a change in responsibility. In some years, such as in 2007, the annual base salary review can extend into the second quarter.

The Compensation Committee considers total cash and equity compensation when setting the compensation of executive officers. In doing so, the committee considers the retention value of the long-term equity currently held by the executive and the impact that retirement or termination would have on the executive’s total compensation package. Based on this review, the committee may decide to adjust one or more elements of an executive’s total compensation. Certain compensation decisions may specifically affect other elements of compensation. For example, because bonus potential is based on the employee’s base salary, increases in base salary also increase the amount of bonus to which executives are eligible.

How do we determine competitive pay?

The Company estimates the market median for a position by gathering the best available information about total compensation for similar positions at a “Comparator Group” of companies. Our sources for information include survey data, public disclosures and the advice of Pearl Meyer & Partners, an independent compensation consultant. As the basis for its 2006 comparative review, the Compensation Committee, with assistance from its independent compensation consultant, determined the appropriate companies to include in the executive compensation peer group. The Comparator Group of companies consists generally of growth oriented, technology companies that reflect our market and compete with us for key talent. Our Comparator Group includes the following companies:  aQuantive, eBay, Getty Images, Priceline.com, Sabre Holdings, ValueClick and Yahoo.

For 2006, the Compensation Committee reviewed the compensation for the Company’s senior executives against the compensation provided to executives in the Comparator Group of peer companies. In the Committee’s view, this analysis helps to ensure that the total compensation provided to the Company’s senior executives is set at an appropriate level to reward, attract and retain top performers over the long term. In addition, the Committee participated in various surveys and compared the Company’s executive compensation to two “market composite” perspectives for base salary and total cash.

What specific actions have been taken with respect to executive compensation for 2006 and 2007?

Base Salaries for 2006

During the Compensation Committee’s annual review of the base salaries of the named executive officers in March 2006, the named executive officers did not receive any increase to their base salaries. The Compensation Committee determined at that time to maintain the base salaries of each named executive officer at their then-current levels, as the committee determined that executive base salaries continued to be competitive. As a result, the annual base salaries of Charles Baker ($500,000), Steven Pogorzelski ($500,000) and Chris Power ($350,000) have remained the same throughout 2006 and 2007 to date. The base salaries of Andrew J. McKelvey ($1,000,000) and John Mclaughlin ($500,000) remained the same throughout 2006 until the time their employment ceased.

In February 2006, William M. Pastore was appointed as President in addition to his pre-existing title of Chief Operating Officer. In recognition of the growth of his role and responsibilities, Mr. Pastore’s annual base salary increased from $600,000 to $800,000 at the time of his promotion. In October 2006, Mr. Pastore was promoted to President and Chief Executive Officer following Andrew J. McKelvey’s resignation as Chairman of the Board and Chief Executive Officer. Mr. Pastore’s annual base salary remained at $800,000 following this promotion (he received a stock bonus award upon this promotion discussed below under “Special Grants of Equity Awards in 2006”).

In September 2006, Bradford J. Baker was promoted to his current position of President—Product, Technology and Service, representing a substantial increase in his responsibilities. In recognition of this increase, the Compensation Committee approved an increase in Mr. Baker’s annual base salary from $325,000 to $400,000.

Base Salaries for 2007

Mr. Pastore resigned from his position as an executive officer effective April 11, 2007 by mutual agreement with the Company’s Board of Directors. Mr. Pastore will continue to be employed by the Company through June 30, 2007 to facilitate an orderly transition, and during that transition period he will continue to receive a base salary of $800,000 on a pro- rated basis through June 30, 2007. Our Board of Directors named Salvatore Iannuzzi Chairman of the Board of Directors and Chief Executive Officer, effective April 11, 2007. Mr. Iannuzzi’s employment agreement provides for an initial base salary of $1,000,000, which may be increased from time to time at the discretion of the Board of Directors. The Board of Directors determined that Mr. Iannuzzi’s base salary is appropriate to attract an experienced corporate CEO such as Mr. Iannuzzi with a track record of improving corporate performance and driving innovation.

The Compensation Committee’s annual review of the base salaries of the named executive officers is ongoing for 2007, and the committee expects to complete its review during the second quarter of 2007. Based on the review conducted to date, we do not anticipate any material increases during 2007 to the aggregate base salary compensation of our current executive officers.

2006 Annual Bonuses

In March 2006, the Compensation Committee approved individual performance goals for each of the named executive officers and four other executive officers to be utilized for the determination of performance awards for 2006 under the Company’s 1999 Long Term Incentive Plan.

The performance goals for William M. Pastore, Charles Baker, Andrew J. McKelvey and John Mclaughlin were based upon the attainment by the Company of specified diluted earnings per share (“EPS”) goals. Because the Company was at the time evaluating the possible divestiture of its North American and European Advertising & Communications businesses, and the resulting possibility that one or both of those businesses could be classified as discontinued operations in the Company’s financial statements during 2006, the Compensation Committee approved four ranges of diluted EPS goals to address the four possible scenarios that might apply based on any sale transactions completed during 2006. The Company did dispose of both the North American and the European Advertising & Communications businesses during 2006, and these businesses were reported as a component of discontinued operations. The applicable performance goals for that scenario were a range of diluted EPS from continuing operations, with a minimum goal of $0.88, a maximum goal of $1.33 and a sliding scale of potential awards for each level of diluted EPS from continuing operations within that range. The Company achieved diluted EPS from continuing operations of $1.17 during 2006.

The performance goals for Steven Pogorzelski also contained a component based on diluted EPS, with the same framework as that described above. Mr. Pogorzelski also had additional ranges of performance goals for the Monster Careers—International segment, both revenue and earnings before interest and income taxes, excluding allocated technology and overhead costs (“International EBIT”). The range of performance goals for Monster Careers—International revenue had a minimum goal of $222.8 million, a maximum goal of $334.2 million and a sliding scale of potential awards for various Monster Careers—International revenue goals within that range. The Company achieved Monster Careers—International revenue of $306.3 million during 2006. The range of performance goals for International EBIT had a minimum goal of $34.96 million, a maximum goal of $52.44 million and a sliding scale of potential awards for various International EBIT goals within that range. The Company achieved International EBIT of $50.2 million during 2006.

The performance goals for Chris Power and Brad Baker also contained a component based on diluted EPS, with the same framework as that described above. Mr. Power and Mr. Baker also had additional ranges of performance goals for consolidated revenue and consolidated earnings before interest and income taxes, excluding corporate overhead costs and allocated technology expenses (“Consolidated EBIT”). The range of performance goals for consolidated revenue had a minimum goal of $839.84 million, a maximum goal of $1,270.20 million and a sliding scale of potential awards for various consolidated revenue goals within that range. The Company achieved consolidated revenue of $1,116.7 million during 2006. The range of performance goals for Consolidated EBIT had a minimum goal of $295.28 million, a maximum goal of $442.92 million and a sliding scale of potential awards for various Consolidated EBIT goals within that range. The Company achieved Consolidated EBIT of $395.3 million during 2006.

Payments of the 2006 performance awards were subject to continued employment of the executive officer through December 31, 2006. Andrew J. McKelvey and John Mclauglin terminated their employment with the Company prior to December 31, 2006 and did not receive 2006 performance awards. Mr. Mclaughlin received severance that included a bonus of $458,333 for his service while employed during 2006; however, that bonus was not paid as part of Mr. Mclaughlin’s 2006 performance award. Mr. McKelvey did not receive any severance from the Company.

Under the terms of the performance awards and the Company’s 1999 Long Term Incentive Plan, the Compensation Committee had complete authority to exercise negative discretion with respect to the 2006 performance awards. The following table shows, for each named executive officer who did receive payment under a 2006 performance award, the maximum payout pursuant to the goals approved by the Compensation Committee in March 2006 based on the Company’s actual results during 2006, as well as the actual payment approved by the committee in the first quarter of 2007 using its negative discretion. Mr. Pastore recommended the amount of the actual payments to Charles Baker, Steven Pogorzelski, Chris Power and Bradford J. Baker, and the Compensation Committee acted in accordance with his recommendation. The Compensation Committee determined at its own discretion the amount of the actual payment to Mr. Pastore.

Name	Maximum 2006 Performance Award Based on Actual 2006 Company Results	Actual Payment Under 2006 Performance Award
William M. Pastore	$1,696,909	$1,500,000
Charles Baker	869,318	800,000
Steven Pogorzelski	934,261	800,000
Chris Power	610,014	550,000
Bradford J. Baker	566,442	500,000

The awards were payable first in cash, up to $1,000,000 per individual, and then in shares of the Company’s common stock. Accordingly, Mr. Pastore received a portion of his award through the issuance of 9,778 shares of common stock, prior to withholdings.

2007 Annual Bonuses

In March 2007, the Compensation Committee approved individual performance goals for William M. Pastore, Charles Baker, Steven Pogorzelski, Chris Power, Bradford J. Baker and four other executive officers and senior managers to be utilized for the determination of performance awards for 2007 under the Company’s 1999 Long Term Incentive Plan.

The performance goals for William M. Pastore, Charles Baker, Chris Power and Bradford J. Baker are based upon the attainment by the Company of one or more of a range of specified percentage increases in normalized diluted EPS and consolidated revenue. Normalized diluted EPS growth constitutes 60% of the weighting of the potential performance awards, and consolidated revenue growth constitutes 40% of the weighting of the potential performance awards. The performance goals for Steven Pogorzelski are based upon the attainment by the Company of one or more of a range of specified percentage increases in normalized diluted EPS, as well as revenue growth and operating income growth for the Monster Careers—International segment. The weighting of Mr. Pogorzelski’s potential performance award is 40% for normalized diluted EPS, 30% for segment revenue and 30% for segment operating income. Normalized diluted EPS excludes any fees and costs associated with the review and investigations of the Company’s historical stock option granting practices. All performance goal calculations exclude any one-time reorganization and restructuring charges, the effects of any 2007 acquisitions and any discontinued operations, in order to provide an appropriate measure of year-over-year growth. Payments of the 2007 performance awards are subject to continued employment of the executive officer through the date of the certification by the Compensation Committee of the achievement of the 2007 goals. The awards are payable first in cash, up to $1,000,000 per individual, and then in shares of the Company’s common stock.

The following table shows the target and maximum 2007 performance award for each of William M. Pastore, Charles Baker, Steven Pogorzelski, Chris Power and Bradford J. Baker. The target amount is based on Company performance in line with the Company’s 2007 budget, and assumes satisfactory individual performance by the executive officer during 2007. The maximum amount is based on Company performance that exceeds the Company’s 2007 budget by 15% for all applicable financial goals, and assumes exceptional individual performance by the executive officer during 2007. Under the terms of the performance awards and the Company’s 1999 Long Term Incentive Plan, the Compensation Committee has complete authority to exercise negative discretion with respect to the performance awards. Mr. Pastore is no longer eligible for a 2007 performance award as a result of his resignation in April 2007.

Name	Target 2007 Performance Award	Maximum 2007 Performance Award
William M. Pastore	$800,000	$2,200,000
Charles Baker	500,000	1,125,000
Steven Pogorzelski	500,000	1,125,000
Chris Power	350,000	787,500
Bradford J. Baker	400,000	900,000

Mr. Iannuzzi’s employment agreement provides that, with respect to 2007 and each subsequent fiscal year during the term of the agreement, Mr. Iannuzzi is eligible to receive a bonus as determined pursuant to the Company’s 1999 Long Term Incentive Plan and on the basis of his or the Company’s attainment of objective financial or other operating criteria to be established by the Compensation Committee from time to time. The following table shows the target and maximum 2007 performance award for Mr. Iannuzzi. Since Mr. Iannuzzi’s employment was effective April 11, 2007, the target and maximum amounts are based on Company performance during the last three fiscal quarters of 2007. The target amount is based on Company performance in line with the Company’s budget for either revenue or earnings during the last three fiscal quarters of 2007, and assumes satisfactory individual performance by the executive officer during 2007. The maximum amount is based on Company performance in line with the Company’s budget for either revenue or earnings during the last three fiscal quarters of 2007, and assumes exceptional individual performance by the executive officer during 2007. Under the terms of the performance award and the Company’s 1999 Long Term Incentive Plan, the Compensation Committee has complete authority to exercise negative discretion with respect to the performance award. The Company shall pay Mr. Iannuzzi any amount in excess of $1,000,000 in the form of shares of the Company’s common stock.

Name	Target 2007 Performance Award	Maximum 2007 Performance Award
Salvatore Iannuzzi	$1,000,000	$2,750,000

Equity Awards Granted in 2006 and 2007

Annual RSU Grants in 2006

Our first annual RSU grant occurred in March 2006 and covered approximately 330 employees, including William M. Pastore (75,000 RSUs), Charles Baker (40,000 RSUs), Steven Pogorzelski (17,000 RSUs), Chris Power (17,000 RSUs), Bradford J. Baker (17,000 RSUs) and John Mclaughlin (40,000 RSUs).

All of the grants contained the same performance goals and vesting schedule. The performance goals were 2006 year-over-year consolidated revenue growth goals, with the number of RSUs being subject to adjustment as follows:

2006 Consolidated Revenue Growth	Percentage of RSUs That Apply
Less than 20%	0%
At least 20% but less than 21%	70%
At least 21% but less than 22%	76%
At least 22% but less than 23%	82%
At least 23% but less than 24%	88%
At least 24% but less than 25%	94%
25% or more	100%

The Company attained higher than 25% consolidated revenue growth in 2006, and accordingly all of the RSU grants applied to the maximum number of RSUs. In addition, once the performance goal was attained, the RSUs contain a vesting schedule with 25% of the RSU grant vesting each year for four years (on each of March 5, 2007, March 5, 2008, March 5, 2009 and March 5, 2010) so long as the recipient remains employed through each vesting date. Pursuant to an agreement entered into with Mr. Pastore at the time of his resignation, the remaining 56,250 RSUs subject to his March 2006 RSU grant will vest no later than June 30, 2007. Mr. Mclaughlin’s March 2006 RSU grant was forfeited as his employment with the Company was terminated in December 2006, prior to the completion of the performance measurement period and prior to the first vesting date.

Annual RSU Grants in 2007

Our 2007 annual RSU grant occurred in March 2007 and covered approximately 800 employees, including William M. Pastore (40,000 RSUs), Charles Baker (20,000 RSUs), Steven Pogorzelski (15,000 RSUs), Chris Power (15,000 RSUs) and Bradford J. Baker (15,000 RSUs).

All of the grants contain the same performance goals and vesting schedule. The performance goals are a mix of 2007 year-over-year consolidated revenue and normalized diluted EPS from continuing operations growth goals. Normalized diluted EPS from continuing operations excludes any fees and costs associated with the review and investigations of the Company’s historical stock option granting practices, as well as any one-time reorganization and restructuring charges. All performance goal calculations exclude the effects of any 2007 acquisitions, and any discontinued operations, in order to provide an appropriate measure of year-over-year growth. Consolidated revenue growth constitutes 70% of the weighting of the performance goals, and normalized diluted EPS growth constitutes 30% of the weighting of the performance goals. In addition, the RSUs contain a vesting schedule with 25% of the RSU grant vesting each year for four years (on each of March 17, 2008, March 16, 2009, March 15, 2010 and March 15, 2011) so long as the recipient remains employed through each vesting date. Pursuant to an agreement entered into with Mr. Pastore at the time of his resignation, all 40,000 RSUs subject to his March 2007 RSU grant were forfeited.

Other Equity Awards in 2006

In January 2006, the Compensation Committee granted stock awards to Charles Baker (7,500 shares), Chris Power (5,000 shares), Bradford J. Baker (5,000 shares) and John Mclaughlin (7,500 shares). The awards were subject to a first quarter 2006 revenue goal of $230 million for the Monster Careers North America, Monster Careers International and Internet Advertising & Fees segments. The Company reported actual first quarter 2006 revenue of $257.0 million for the Monster Careers North America, Monster Careers International and Internet Advertising & Fees segments, and as a result the performance goal was attained. In addition, once the revenue goal was attained, each award contained a vesting condition that the executive remain employed through January 2, 2007. These awards were granted upon the recommendation of Mr. McKelvey and Mr. Pastore, and the purpose of these awards was to reward the executives for outstanding performance in 2005 above and beyond the Company’s expectations and targets and to provide additional retention and performance incentives for 2006. Each of the executives received the full number of shares subject to his award on January 2, 2007, with Mr. Mclaughlin’s separation agreement providing that he would receive his 7,500 shares notwithstanding his departure from the Company in December 2006.

Mr. Pastore received two grants of stock awards during 2006 in addition to his annual RSUs. He received 200,000 shares in February 2006 at the time of his promotion to President and 100,000 shares in October 2006 at the time of his promotion to President and Chief Executive Officer. The February award was subject to a first half 2006 revenue goal of $485 million for the Monster Careers North America, Monster Careers International and Internet Advertising & Fees segments. The Company reported actual first half 2006 revenue of $532 million for the Monster Careers North America, Monster Careers International and Internet Advertising & Fees segments, and as a result the performance goal was attained. In addition, once the revenue goal was attained, the February award contained a vesting schedule with 25% of the shares vesting each year for four years so long as Mr. Pastore remained employed through each vesting date. The October grant did not contain a performance goal, but contained a vesting schedule with 50% of the shares vesting each year for two years so long as Mr. Pastore remained employed through each vesting date. Of the shares subject to these awards, 50,000 shares vested prior to Mr. Pastore’s resignation in April 2007. Pursuant to an agreement entered into with Mr. Pastore at the time of his resignation, the remaining 250,000 shares subject to these awards will vest no later than June 30, 2007.

Other Equity Awards in 2007

Mr. Iannuzzi received a grant of 225,000 shares of restricted stock in April 2007 at the time of his appointment as Chairman of the Board and Chief Executive Officer. The grant does not contain a performance goal, but contains a vesting schedule with 25% of the shares vesting each year for four years so long as Mr. Iannuzzi remains employed through each vesting date. Mr. Iannuzzi also received a grant of 40,000 RSUs in April 2007. The RSUs contain a mix of revenue and earnings performance goals and also contain a vesting schedule with 25% of the RSU grant vesting each year for four years (on each March 17, 2008, March 16, 2009, March 15, 2010 and March 15, 2011) so long as Mr. Iannuzzi remains employed through each vesting date.

Does the Company have any obligations to provide payments following termination or changes in control, and what is the rationale for those arrangements?

See “Termination of Employment and Change in Control Arrangements” beginning on page 47.

How do tax and accounting implications play a role in executive compensation?

The Company considers tax and accounting implications in determining all elements of its compensation programs. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to its named executive officers (other than qualified performance-based compensation) exceeding $1 million. The Compensation Committee considers the impact of this deductibility limit on the compensation that it intends to award, and attempts to structure compensation such that it is deductible whenever possible. For example, the Company’s annual bonus program and annual RSU grants are intended to satisfy the requirements of Section 162(m). However, the committee also exercises its discretion to award compensation that does not meet the requirements of Section 162(m) when it considers it in the best interests of the Company to do so. The committee has exercised this discretion, for example, when making stock awards without any performance-based conditions. The committee believes that in some instances it is in the best interests of stockholders to grant stock awards without performance-based conditions for the recruitment and retention of key executives.

When establishing executive compensation, the Compensation Committee considers the impact for financial reporting purposes. In particular, the committee considers the impact in current and future periods of all equity compensation that it approves.

Does the Company have stock ownership guidelines for executive officers?

In January 2006 our Board of Directors adopted an equity retention policy that applies to our executive officers. The policy requires each executive officer to retain 25% of the total equity securities granted to the executive officer following the date of the adoption of the policy, through the earlier of the individual’s termination of employment, death or disability or a change in control of the Company (as defined in the policy).  “Equity securities” include restricted stock units, restricted stock, stock options or other equity-based compensatory awards. The Board adopted the equity retention policy to support an ownership culture at the Company and to align our executives with the interest of stockholders.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2006 and the Company’s 2007 proxy statement. This report is provided by the following independent directors, who comprise the Compensation Committee:

Members of the Compensation Committee*

Michael Kaufman, Chairman
John Gaulding
Ronald J. Kramer
John Swann

*Constitutes members of the Compensation Committee during fiscal year 2006.

Summary Compensation Table

The following table sets forth the compensation paid or accrued during 2006 for our two former Chief Executive Officers who served in that capacity during 2006, our Chief Financial Officer, our three other most highly compensated current executive officers who were serving as executive officers at the end of the 2006 fiscal year and our former Executive Vice President. We refer to these current and former officers collectively as the named executive officers.

Name and principal position	Year	Salary	Stock Awards(1)		Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
William M. Pastore	2006	$780,000	$4,436,463	(4)	$1,000,000	$35,519	$6,251,982
Former President, Chief Executive Officer and Director
Andrew J. McKelvey	2006	776,923	—		—	6,600	783,523
Former Chairman of the Board and CEO
Charles Baker	2006	500,000	967,373		800,000	1,058	2,268,431
Senior Vice President and Chief Financial Officer
Steven Pogorzelski	2006	500,000	835,787		800,000	6,600	2,142,387
Group President—International
Chris Power	2006	350,000	385,054		550,000	6,600	1,291,654
Chief Financial Officer—Global Operations
Bradford J. Baker	2006	347,789	385,054		500,000	6,600	1,239,443
President—Product, Technology and Service
John Mclaughlin	2006	480,769	(49,270	)(5)	—	1,000,302	1,800,571
Former Executive Vice President

(1)          Stock awards represent the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, except as described in footnote 4 below. Amounts include amortization related to non-vested stock and restricted stock units awarded during 2006, as well as non-vested stock granted in prior years, in accordance with SFAS 123R. Under SEC rules, the amounts shown disregard the estimate of forfeitures related to service-based vesting conditions included in such financial statements. The fair value for all stock awards is calculated using the closing price of the Company’s common stock on the date each award was approved by the Company’s Compensation Committee. These amounts reflect the Company’s accounting expense for these awards and may not correspond to the actual value that will be recognized by the named executive officers. See the “Grants of Plan-Based Awards Table” for information pertaining to awards in 2006. For additional information, refer to Note 3 to the Company’s consolidated financial statements included in the Company’s Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 1, 2007.

(2)          Non-equity incentive plan compensation consists of the portion of the 2006 performance-based awards for the named executive officers that were paid in cash under the Company’s 1999 Long-Term Incentive Plan. William M. Pastore was the only named executive officer to receive a portion of his 2006 performance-based award in a form other than cash, as described in footnote 4 below.

(3)          All other compensation is detailed in the “All Other Compensation Table” below.

(4)          Includes $468,268 of stock-based compensation expense recognized by the Company in connection with 9,778 shares of common stock issued to Mr. Pastore on March 16, 2007, representing the portion of Mr. Pastore’s 2006 performance-based award that was paid through the issuance of common stock under the Company’s 1999 Long-Term Incentive Plan.

(5)          Reflects $355,563 of stock-based compensation expense recognized in 2006 by the Company in connection with restricted stock that vested and was issued to Mr. Mclaughlin, offset by the reversal of $404,833 of previously recognized stock-based compensation expense relating to Mr. Mclaughlin’s forfeiture of 40,000 restricted stock units in December 2006 at the time of the termination of his employment.

All Other Compensation Table

The following table details each component of the All Other Compensation column in the “Summary Compensation Table” above.

Name and principal position	Benefits		401(k) Matching Contributions(1)	Transportation(2)		Lodging		Severance		Total
William M. Pastore	$10,246	(3)	$—	$25,273	(4)	$—		$—		$35,519	(5)
Andrew J. McKelvey	—		6,600	—		—		—		6,600
Charles Baker	—		1,058	—		—		—		1,058
Steven Pogorzelski	—		6,600	—		—		—		6,600
Chris Power	—		6,600	—		—		—		6,600
Bradford J. Baker	—		6,600	—		—		—		6,600
John Mclaughlin	7,828	(6)	—	3,158		30,983	(7)	958,333	(8)	1,000,302

(1)          The amounts in the 401(k) Matching Contributions column represent the value of matching contributions made by the Company to the named executive officer’s 401(k) savings plan account.

(2)          The amounts in the Transportation column represent costs paid by the Company for the named executive officers’ transportation between their primary residence and their primary office location.

(3)          Represents a cash payment by the Company to Mr. Pastore in lieu of Mr. Pastore participating in the Company’s health benefit plans during 2006.

(4)          During 2007, the Company paid Mr. Pastore an additional $16,687 in cash as a tax gross-up for this item.

(5)          In addition, Mr. Pastore’s spouse accompanied Mr. Pastore on chartered aircraft and during hotel stays on Company-paid business trips from time to time during 2006. The Company did not incur any incremental costs, and accordingly no amount is included in the “Summary Compensation Table” or the “All Other Compensation Table” with respect to Mr. Pastore’s spouse.

(6)          Represents the amount payable by the Company, pursuant to an Agreement and General Release with Mr. Mclaughlin, with respect to Mr. Mclaughlin’s portion of the COBRA premiums for medical and dental benefits for the 12-month period following the termination of Mr. Mclaughlin’s employment.

(7)          Represents costs paid by the Company for hotel stays in the vicinity of Mr. Mclaughlin’s primary office location at the time.

(8)          Represents the amount of cash severance payable by the Company to Mr. Mclaughlin pursuant to an Agreement and General Release with Mr. Mclaughlin. Of such amount, $500,000 represents an amount equal to Mr. Mclaughlin’s most recent annual base salary, and $458,333 represents a bonus for Mr. Mclaughlin’s service while employed during 2006.

Grants of Plan-Based Awards in 2006

The following table provides information about equity and non-equity incentive plan awards granted to the named executive officers in 2006. Mr. McKelvey did not receive any grants of such awards in 2006 that led to any payouts or may lead to any future payouts.

Name	Grant Date	Payouts Under Non-Equity Incentive Plan Awards ($)(1)	Estimated Payouts Under Equity Incentive Plan Awards (#)		Grant Date Fair Value ($)(2)
William M. Pastore	2/6/2006		200,000	(3)	9,354,000
	3/27/2006	1,000,000
	3/27/2006		9,778	(4)	468,268
	3/27/2006		75,000	(3)	3,643,500
	10/6/2006		100,000		3,998,000
Charles Baker	1/18/2006		7,500	(4)	319,500
	3/27/2006	800,000
	3/27/2006		40,000	(3)	1,943,200
Steven Pogorzelski	3/27/2006	800,000
	3/27/2006		17,000	(3)	825,860
Chris Power	1/18/2006		5,000	(4)	213,000
	3/27/2006	550,000
	3/27/2006		17,000	(3)	825,860
Bradford J. Baker	1/18/2006		5,000	(4)	213,000
	3/27/2006	500,000
	3/27/2006		17,000	(3)	825,860
John Mclaughlin	1/18/2006		7,500	(4)	319,500

(1)          The Payouts Under Non-Equity Incentive Plan Awards column shows the portion of the 2006 performance-based awards for the named executive officers, established on March 27, 2006, that were paid in cash in 2007 under the Company’s 1999 Long-Term Incentive Plan. These awards were paid in cash to the extent they did not exceed $1 million for each named executive officer, and the remainder of any award was paid in common stock of the Company. Mr. Pastore was the only named executive officer to receive a portion of his 2006 performance-based award in a form other than cash. Because the performance period for the 2006 performance-based goals has passed and the awards have been paid out, no estimated threshold, target or maximum figures are provided. Mr. McKelvey and Mr. Mclaughlin forfeited their 2006 performance-based awards because they were no longer employed at December 31, 2006.

(2)          The Grant Date Fair Value column shows the full grant date fair value under SFAS 123R of all awards granted to the named executive officers in 2006. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule.

(3)          Of the shares of common stock subject to this award, 25% are fully vested and have been issued, subject to any shares that were withheld to satisfy tax and other withholding obligations. The remaining 75% of the shares of common stock subject to this award are subject to further time-based vesting based on continued employment and have not been issued. This award was subject to one or more performance goals that have been met; accordingly, no estimated threshold, target or maximum figures are provided.

(4)          All of the shares of common stock subject to this award are fully vested and have been issued, subject to any shares that were withheld to satisfy tax and other withholding obligations. Accordingly, no estimated threshold, target or maximum figures are provided.

Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards in 2006 Table

For a narrative discussion of the “Summary Compensation Table” and the “Grants of Plan-Based Awards in 2006” table, see the footnotes to the tables as well as “Compensation Discussion and Analysis” beginning on page 27. In addition, below is a description of the material compensation-related terms of all employment agreements in effect during 2006 with the named executive officers. For a description of the payments and benefits that would be provided to the named executive officers in connection with a termination of their employment or a change of control, see “Termination of Employment and Change in Control Arrangements” beginning on page 47.

Current Executive Officers

Charles Baker

In connection with his appointment as our Senior Vice President and Chief Financial Officer, we entered into an employment agreement with Mr. Baker on March 14, 2005, which was amended as of September 8, 2005. The agreement provides that Mr. Baker’s employment continues until terminated by either party. This agreement is terminable by Mr. Baker upon 60 days’ notice and by us at any time. Mr. Baker’s current base salary under his employment agreement is $500,000 per year. Under his employment agreement, Mr. Baker is also eligible to earn annual performance-based bonuses and to participate in the Company’s long-term equity plans. Mr. Baker is also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to senior management, as well as four weeks of vacation per year. In connection with entering into the employment agreement, Mr. Baker was granted an award of 50,000 shares of common stock subject to the terms of a stock bonus agreement. The award vested as to 26,000 shares on January 3, 2006 and as to 8,000 shares on January 2, 2007, and is scheduled to vest as to 8,000 shares on each of December 31, 2007 and December 31, 2008.

Steven Pogorzelski

In connection with his appointment as our Group President—International, we entered into an employment agreement with Mr. Pogorzelski effective as of September 12, 2005. The agreement provides that Mr. Pogorzelski’s employment continues until terminated by either party. This agreement is terminable by Mr. Pogorzelski upon 60 days’ notice and by us at any time. Mr. Pogorzelski’s current base salary under his employment agreement is $500,000 per year. Under his employment agreement, Mr. Pogorzelski is also eligible to earn annual performance-based bonuses and to participate in the Company’s long-term equity plans. Mr. Pogorzelski is also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to senior management, as well as four weeks of vacation per year. In connection with entering into the employment agreement, Mr. Pogorzelski was granted an award of 65,040 shares of common stock subject to the terms of a stock bonus agreement. The award was subject to a Company performance goal of earnings per share of $0.27 for the fourth quarter of 2005, on a consolidated fully diluted basis from continuing operations and excluding special charges. The performance goal was attained, and the award vested as to 16,260 shares on September 8, 2007, and is scheduled to vest as to 16,260 shares on each of September 8, 2007, September 8, 2008 and September 8, 2009.

Chris Power and Bradford J. Baker

We have agreements with Mr. Power and Mr. Baker, dated December 19, 2005 and December 16, 2005, respectively, relating to payments and benefits that would be provided to them in connection with a termination of their employment or a change of control. Those potential payments and benefits are described in “Termination of Employment and Change in Control Arrangements” beginning on page 47.

Former Executive Officers

William M. Pastore

Mr. Pastore resigned from his position as President and CEO effective April 11, 2007 by mutual agreement with the Company’s Board of Directors. Prior to his resignation, we were party to an employment agreement with Mr. Pastore dated November 20, 2006, which was entered into in connection with his appointment as our CEO. The employment agreement superseded our prior employment agreement with him. The agreement had a one-year term and provided for automatic renewal for successive one-year periods unless prior written notice of non-renewal was given by either party. Mr. Pastore’s last base salary under this employment agreement was $800,000 per year. Under his employment agreement, Mr. Pastore was also eligible to earn annual performance-based bonuses and to participate in the Company’s long-term equity plans. Mr. Pastore was also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefits comparable to that provided to senior management, as well as four weeks of vacation per year. In connection with Mr. Pastore’s appointment as our CEO, he was granted an award of 100,000 shares of common stock. See “Other Equity Awards in 2006” beginning on page 35.

Prior to Mr. Pastore’s appointment as CEO, we were party to an employment agreement with him dated as of February 7, 2006, which was entered into in connection with his appointment as our President. The employment agreement superseded our prior employment agreement with him. The agreement had a four-year term and provided for automatic renewal for successive one-year periods unless prior written notice of non-renewal was given by either party. Mr. Pastore’s base salary under this employment agreement was $800,000 per year. Under this employment agreement, Mr. Pastore was also eligible to earn annual performance-based bonuses and to participate in the Company’s long-term equity plans. Mr. Pastore was also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefits comparable to that provided to senior management, as well as four weeks of vacation per year. In connection with Mr. Pastore’s appointment as our President, he was granted an award of 200,000 shares of common stock. See “Other Equity Awards in 2006” beginning on page 35.

Prior to Mr. Pastore’s appointment as President, we were party to an employment agreement with him dated as of April 1, 2004, which was amended as of September 8, 2005. The agreement provided that Mr. Pastore’s employment continued until terminated by either party. The agreement was terminable by Mr. Pastore upon 60 days’ notice and by us at any time. Mr. Pastore’s base salary under this employment agreement was $600,000 per year. Under this employment agreement, Mr. Pastore was also eligible to earn annual performance-based bonuses and to participate in the Company’s long-term equity plans. Mr. Pastore was also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefits comparable to that provided to senior management, as well as four weeks of vacation per year.

Andrew J. McKelvey

On October 6, 2006, Mr. McKelvey resigned as our Chairman of the Board and CEO. Prior to his resignation, we were party to an employment agreement with Mr. McKelvey dated November 15, 1996, as amended. The agreement had an initial term which expired on May 15, 2005 and provided for automatic renewal for successive one-year periods unless prior written notice of non-renewal was given by either party. Mr. McKelvey’s last base salary under this employment agreement was $1,000,000 per year. Under his employment agreement, Mr. McKelvey was also eligible to receive bonuses, stock and stock options at the sole discretion of the Compensation Committee. Mr. McKelvey was also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to senior management, as well as four weeks of vacation per year.

John Mclaughlin

Effective as of December 15, 2006, Mr. Mclaughlin resigned as our Executive Vice President and from all other positions with the Company. Prior to his resignation, we were party to an employment agreement with Mr. Mclaughlin dated September 24, 2002, as amended. The agreement was terminable by Mr. Mclaughlin upon 60 days’ notice and by us at any time. Mr. Mclaughlin’s last base salary under this employment agreement was $500,000 per year. He was also eligible under the agreement to earn annual performance-based bonuses. Mr. Mclaughlin was also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to senior management, as well as four weeks of vacation per year.

Outstanding Equity Awards at December 31, 2006

The following table summarizes the current holdings of stock option and stock awards of our named executive officers at December 31, 2006. The table includes unexercised stock option awards, both exercisable and not exercisable, and stock awards that have not vested, for each named executive outstanding as of December 31, 2006. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following this table, based on the stock option or stock award grant date. The market value of the stock awards is based on the closing market price of the Company’s common stock as of the last trading day of 2006, which was $46.64. Certain of the stock awards were subject to specified performance objectives over a performance period, but all applicable performance periods have ended and all performance objectives have been met. Pursuant to an agreement entered into with Mr. Pastore at the time of his resignation, the vesting of all of his unvested restricted stock and restricted stock units listed in the table below and the exercisablity of all of his unexercisable stock options listed in the table below was accelerated to no later than June 30, 2007. For additional information about the stock option awards and stock awards listed in the table below, see “Compensation Discussion and Analysis” beginning on page 27.

	Option Awards					Stock Awards
							Number of	Market Value of
Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date(2)	Shares or Units of Stock That Have Not Vested (#)	Shares or Units of Stock That Have Not Vested ($)
William M. Pastore	10/10/2002	133,413	—	8.578	10/10/2012
	2/9/2004	—	100,000	24.53	2/9/2014
						8/5/2004	62,500	2,915,000
	12/28/2004	50,000	100,000	33.64	12/28/2014
						2/6/2006	200,000	9,328,000
						3/27/2006	75,000	3,498,000
						10/6/2006	100,000	4,664,000
Charles Baker						3/14/2005	24,000	1,119,360
						1/18/2006	7,500	349,800
						3/27/2006	40,000	1,865,600
Steven Pogorzelski	8/2/2000	53,365	—	63.825	8/2/2010
	10/11/2000	80,047	—	51.294	10/11/2010
	4/10/2003	10,000	—	11.79	4/10/2013
	2/9/2004	—	37,500	24.53	2/9/2014
	12/28/2004	25,000	50,000	33.64	12/28/2014
						9/8/2005	48,780	2,275,099
						3/27/2006	17,000	792,880
Chris Power	5/6/2002	4,609	—	21.433	5/6/2012
	4/10/2003	7,500	—	11.79	4/10/2013
	2/9/2004	15,000	25,000	24.53	2/9/2014
	12/28/2004	50,000	50,000	33.64	12/28/2014
						1/18/2006	5,000	233,200
						3/27/2006	17,000	792,880
Bradford J. Baker	2/22/2002	667	—	25.462	2/22/2012
	5/6/2002	2,001	—	21.433	5/6/2012
	4/10/2003	4,000	—	11.79	4/10/2013
	10/1/2003	2,500	2,500	25.42	10/1/2013
	2/9/2004	—	12,750	24.53	2/9/2014
	12/28/2004	25,000	50,000	33.64	12/28/2014
						1/18/2006	5,000	233,200
						3/27/2006	17,000	792,880
Andrew J. McKelvey	—	—	—	—	—	—	—	—
John Mclaughlin(3)	12/1/1999	13,341	—	44.501	12/1/2009
	2/22/2002	33,353	—	25.462	2/22/2012
	9/11/2002	98,725	—	10.321	9/11/2012
	2/9/2004	100,000	—	24.53	2/9/2014
	12/28/2004	200,000	—	33.64	12/28/2014

(1)             See the Option Awards Vesting table below for the vesting schedule of all option awards listed in the Outstanding Equity Awards at December 31, 2006 table.

(2)             See the Stock Awards Vesting table below for the vesting schedule of all stock awards listed in the Outstanding Equity Awards at December 31, 2006 table.

(3)             Omitted from this table are 7,500 shares of common stock subject to a restricted stock award granted to Mr. Mclaughlin on January 18, 2006, which 7,500 shares were originally scheduled to vest on January 2, 2007. In connection with Mr. Mclaughlin’s termination of employment, we entered into an Agreement and General Release with Mr. Mclaughlin on December 19, 2006 pursuant to which those 7,500 shares became vested on December 19, 2006 and were issued on January 2, 2007. The 7,500 shares are omitted from this table, as the vesting condition was no longer in effect as of December 31, 2006.

Option Awards Vesting

Grant Date	Vesting Schedule
12/1/1999	25% vested each year for four years from the grant date
8/2/2000	25% vested each year for four years from the grant date
10/11/2000	25% vested each year for four years from the grant date
2/22/2002

25% vested each year for three years from the grant date; in May 2005 the Compensation Committee accelerated the vesting (but not the exercisability) of the remaining 25% in order to mitigate compensation expense that would have been required upon the effectiveness of SFAS 123R beginning January 1, 2006

5/6/2002

25% vested each year for three years from the grant date; in December 2005 the Compensation Committee accelerated the vesting and exercisability of the remaining 25% in order to mitigate compensation expense that would have been required upon the effectiveness of SFAS 123R beginning January 1, 2006

9/11/2002

25% vested each year for three years from the grant date; in December 2005 the Compensation Committee accelerated the vesting and exercisability of the remaining 25% in order to mitigate compensation expense that would have been required upon the effectiveness of SFAS 123R beginning January 1, 2006

10/10/2002

25% vested each year for three years from the grant date; in December 2005 the Compensation Committee accelerated the vesting and exercisability of the remaining 25% in order to mitigate compensation expense that would have been required upon the effectiveness of SFAS 123R beginning January 1, 2006

4/10/2003

25% vested each year for two years from the grant date; in December 2005 the Compensation Committee accelerated the vesting and exercisability of the remaining 50% in order to mitigate compensation expense that would have been required upon the effectiveness of SFAS 123R beginning January 1, 2006

10/1/2003

25% vested one year from the grant date; in May 2005 the Compensation Committee accelerated the vesting (but not the exercisability) of the remaining 75% in order to mitigate compensation expense that would have been required upon the effectiveness of SFAS 123R beginning January 1, 2006

2/9/2004

25% vested one year from the grant date; in May 2005 the Compensation Committee accelerated the vesting (but not the exercisability) of the remaining 75% in order to mitigate compensation expense that would have been required upon the effectiveness of SFAS 123R beginning January 1, 2006

12/28/2004	100% vested on May 31, 2005; 25% became exercisable on each of December 28, 2005 and December 28, 2006, and 25% will become exercisable on each of December 28, 2007 and December 28, 2008

Stock Awards Vesting

Grant Date	Vesting Schedule
8/5/2004

25% vested on each of March 31, 2005, March 31, 2006 and March 31, 2007; the remaining 25% was scheduled to vest on March 31, 2008—see above for a description of an agreement entered into with Mr. Pastore at the time of his resignation pursuant to which the vesting of all of the unvested shares underlying this award was accelerated to no later than June 30, 2007

3/14/2005	26,000 shares vested on January 3, 2006; 8,000 shares vested on January 2, 2007; 8,000 shares are scheduled to vest on each of December 31, 2007 and December 31, 2008
9/8/2005	25% vested on September 8, 2006; 25% is scheduled to vest on each of September 8, 2007, September 8, 2008 and September 8, 2009
1/18/2006	100% vested on January 2, 2007
2/6/2006

25% vested on February 6, 2007; 25% was scheduled to vest on each of February 6, 2008, February 6, 2009 and February 5, 2010—see above for a description of an agreement entered into with Mr. Pastore at the time of his resignation pursuant to which the vesting of all of the unvested shares underlying this award was accelerated to no later than June 30, 2007

3/27/2006	25% vested on March 5, 2007; 25% is scheduled to vest on each of March 5, 2008, March 5, 2009 and March 5, 2010
10/6/2006

50% was scheduled to vest on each of October 9, 2007 and October 9, 2008—see above for a description of an agreement entered into with Mr. Pastore at the time of his resignation pursuant to which the vesting of all of the unvested shares underlying this award was accelerated to no later than June 30, 2007

Option Exercises and Stock Vested

The following table provides information, for the named executive officers, on (1) stock option exercises during 2006, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards in the form of restricted stock, stock bonus and performance awards, and the value realized, during 2006, each before any applicable tax and other withholding obligations and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
William M. Pastore	150,000	4,183,183	33,347	(1)	1,660,480	(1)
Andrew J. McKelvey	—	—	16,782		819,129
Charles Baker	—	—	26,000		1,067,040
Steven Pogorzelski	43,750	1,061,569	16,260		760,805
Chris Power	21,000	520,271	—		—
Bradford J. Baker	31,375	485,364	—		—
John Mclaughlin	258,760	5,605,204	20,019		936,689

(1)          Includes 2,097 shares of common stock that vested and were issued to Mr. Pastore on March 14, 2006, resulting in $102,355 of value realized by Mr. Pastore during 2006, representing the portion of Mr. Pastore’s 2005 performance-based award that was paid through the issuance of common stock under the Company’s 1999 Long-Term Incentive Plan. Does not include 9,778 shares of common stock that vested and were issued to Mr. Pastore on March 16, 2007, resulting in $468,268 of value realized by Mr. Pastore during 2007, representing the portion of Mr. Pastore’s 2006 performance-based award that was paid through the issuance of common stock under the Company’s 1999 Long-Term Incentive Plan.

Termination of Employment and Change in Control Arrangements

This section describes the benefits that we agreed to pay upon the termination of employment of our three named executive officers who are no longer employed by us. We also describe the benefits that we have agreed to provide to the four named executive officers who remain employed by the Company, in the event their employment terminates in the future for various reasons, and in the event of a future change in control of the Company. For those four named executive officers who remain employed by the Company, we also quantify those benefits assuming that the termination or change in control had occurred on December 31, 2006.

Termination Arrangements with Former Executive Officers

On April 11, 2007, William M. Pastore resigned from his position as President and CEO by mutual agreement with the Company’s Board of Directors. The Company and Mr. Pastore entered into a letter agreement setting forth the terms of his separation from the Company. Pursuant to the agreement, Mr. Pastore will continue to be employed by the Company until June 30, 2007 and will receive an annual base salary of $800,000 on a pro-rated basis. Following the termination of Mr. Pastore’s employment, Mr. Pastore will receive severance payments at an annual rate of $800,000 until the second anniversary of the termination date. Following the termination of Mr. Pastore’s employment, Mr. Pastore will also receive certain medical and dental benefits for a period of 18 months from the termination date, valued at approximately $15,000. On the termination date of Mr. Pastore’s employment, the vesting of 281,250 shares of restricted stock and 56,250 RSUs will be accelerated.

On October 6, 2006, Andrew J. McKelvey resigned as Chairman of the Board and CEO. We did not pay or agree to pay any benefits or other amounts to Mr. McKelvey in connection with the termination of his employment.

John Mclaughlin’s employment terminated effective December 15, 2006. Pursuant to the terms of an agreement and general release, we agreed to pay Mr. Mclaughlin as severance his annual salary of $500,000 in bi-weekly installments over a period of no more than twelve months, and a management bonus of $458,333. We also agreed that all previously issued stock options to Mr. Mclaughlin shall be exercisable for the remainder of their respective ten year terms. In addition, we agreed to accelerate the vesting of 7,500 shares of restricted stock so that they were issued on their scheduled vesting date of January 2, 2007. We also agreed to provide Mr. Mclaughlin with medical and dental benefits (and/or to pay the COBRA premiums for such insurance) for a period of one year following his resignation, valued at $7,828.

Termination and Change in Control Benefits for Current Executive Officers

The below table describes the benefits that we have agreed to provide to the four named executive officers who remain employed by the Company, in the event their employment terminates in the future for various reasons, and in the event of a future change in control of the Company. The table also quantifies those benefits assuming that the termination or change in control had occurred on December 31, 2006. We believe that these benefits are necessary to attract and retain senior level talent that is essential to lead the Company.

The terms “Cause,” “Good Reason” and “Change in Control” used in the table are defined in agreements we have with the executives and have the following meanings:

Cause

“Cause” generally means:

•       willful failure or gross negligence in the performance of duties or compliance with reasonable directions of the executive’s supervisor;

•       failure to comply with a material employment policy of the Company;

•       breach of any material obligation to the Company; or

•       commission of a felony, criminal dishonesty, any crime involving moral turpitude or fraud.

For Charles Baker, the above definition of “Cause” applies in determining whether his March 2006 RSU grant becomes fully vested, and the following definition applies instead for all other purposes applicable to Mr. Baker:

•       willful failure or gross negligence in the performance of duties or compliance with reasonable directions of his supervisor;

•       failure to comply with a material employment policy of the Company; or

•       commission of a felony or fraud that results in a material detriment to the Company.

For Steven Pogorzelski, the following facts would also constitute a termination without “Cause” if he chose to terminate his employment as a result:

•       unauthorized material reduction in his base salary; or

•       if he remains in his current position as Group President—International through September 12, 2008 and then requests a different position based in Massachusetts or New York City with a comparable base salary and comparable responsibilities with respect to our North American business, and the Company does not offer him such a position (provided that this clause does not apply with respect to the vesting of shares of restricted stock).

Good Reason

“Good Reason,” which applies only for Charles Baker, means:

•       material reduction in his duties and responsibilities;

•       reduction of his base salary; or

•       relocation of his primary office to a location that is more than 50 miles from New York City.

Change in Control

“Change in Control” means:

•       any consolidation, merger or reorganization involving the Company, unless the transaction falls within the definition of a “Non-Control Transaction” which is generally defined to mean a transaction in which the stockholders and board of directors of Company before the transaction represent a majority of the voting power and board of directors of the surviving entity in the transaction;

•       any sale of all or substantially all of the assets of the Company;

•       approval by the Company’s stockholders of a plan for liquidation or dissolution of the Company; or

•       any person becoming the beneficial owner of more than 50% of the combined voting power of the Company’s outstanding voting securities, generally other than as a result of ownership of our Class B common stock.

Although not detailed in the below table, most of our equity award agreements provide for accelerated vesting (and extended exercisability for stock options) in the event of the individual’s death. Some of our equity award agreements, including RSU agreements, provide for accelerated vesting in the event of the individual’s disability.

Some of the benefits described in the below table are contingent upon the executive signing our then current form of separation agreement and general release. The benefits subject to this requirement are all of the benefits payable upon (1) any termination of any of the executives by the Company without Cause, (2) any termination by Charles Baker for Good Reason and (3) any termination by Charles Baker or Steven Pogorzelski within one year of a Change in Control. Our current form of separation agreement and general release contains a general release by the executive of all claims against the Company, as well as standard confidentiality and non-disparagement provisions for the benefit of the Company.

In the below table, the assumed payouts for the accelerated vesting of restricted stock and RSUs are calculated by multiplying $46.64, which was the closing price of our common stock on the last trading day of 2006, by the number of shares of restricted stock and RSUs that would have been accelerated if the triggering event had occurred on December 31, 2006. Those assumed payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual benefit the executive would receive. The assumed payouts for continuation of benefits are estimates of the cost the Company would incur to continue those benefits.

Charles Baker

Triggering Event	Benefit	Assumed Payout on 12/31/2006
Termination by the Company without Cause	•Cash severance equal to one year’s base salary, payable in bi-weekly installments over one year	$500,000
	•Medical and dental benefits (or payment of COBRA premiums) for one year	$12,834
	•March 2006 RSU grant becomes fully vested six months and one day following the termination, and shares of restricted stock become fully vested	$3,334,760
Termination by Mr. Baker with Good Reason	•Cash severance equal to one year’s base salary, payable in bi-weekly installments over one year	$500,000
	•Medical and dental benefits (or payment of COBRA premiums) for one year	$12,834
	•Certain shares of restricted stock become fully vested	$1,119,360
Change in Control	•Stock options become fully vested and exercisable for the balance of the 10-year term of the stock options	No benefit
	•Shares of restricted stock and RSUs become fully vested	$3,334,760
	•Reimbursement of any excise taxes under Internal Revenue Code Section 4999, plus tax gross-up	$1,434,702
Termination by Mr. Baker within one year of a Change in Control	•Cash severance equal to one ye’s base salary, payable in bi-weekly installments over one year	$500,000
	•Medical and dental benefits (or payment of COBRA premiums) for one year	$12,834
	•Reimbursement of any excise taxes under Internal Revenue Code Section 4999, plus tax gross-up	$264,535

Steven Pogorzelski

Triggering Event	Benefit	Assumed Payout on 12/31/2006
Termination by the Company without Cause	•Cash severance equal to one year’s base salary, payable in bi-weekly installments over one year	$500,000
	•Medical and dental benefits (or payment of COBRA premiums) for one year	$13,348
	•Shares of restricted stock become fully vested	$2,275,099
Change in Control	•Stock options become fully vested and exercisable	(1)
	•Shares of restricted stock and RSUs become fully vested	$3,067,979
	•Reimbursement of any excise taxes under Internal Revenue Code Section 4999, plus tax gross-up	No benefit
Termination by Mr. Pogorzelski within one year of a Change in Control	•Cash severance equal to one year’s base salary, payable in bi-weekly installments over one year	$500,000
	•Medical and dental benefits (or payment of COBRA premiums) for one year	$13,348
	•Reimbursement of any excise taxes under Internal Revenue Code Section 4999, plus tax gross-up	No benefit

Chris Power

Triggering Event	Benefit	Assumed Payout on 12/31/2006
Termination by the Company without Cause	•Cash severance equal to one year’s base salary, payable in bi-weekly installments over one year	$350,000
	•Medical and dental benefits (or payment of COBRA premiums) for one year, assuming the same employee contribution that was applicable prior to termination	$7,828
	•Shares of restricted stock become fully vested	$233,200
	•Stock options granted after December 14, 2005 become fully vested and exercisable for the balance of the 10-year term of the stock options	No benefit
Change in Control	•Stock options become fully vested and exercisable	(2)
	•Shares of restricted stock and RSUs become fully vested	$1,026,080
	•Reimbursement of any excise taxes under Internal Revenue Code Section 4999, plus tax gross-up	No benefit

Bradford J. Baker

Triggering Event	Benefit	Assumed Payout on 12/31/2006
Termination by the Company without Cause	•Cash severance equal to one year’s base salary, payable in bi-weekly installments over one year	$400,000
	•Medical and dental benefits (or payment of COBRA premiums) for one year, assuming the same employee contribution that was applicable prior to termination	$7,828
	•Shares of restricted stock become fully vested	$233,200
	•Stock options granted after December 14, 2005 become fully vested and exercisable for the balance of the 10-year term of the stock options	No benefit
Change in Control	•Stock options become fully vested and exercisable	(3)
	•Shares of restricted stock and RSUs become fully vested	$1,026,080
	•Reimbursement of any excise taxes under Internal Revenue Code Section 4999, plus tax gross-up	No benefit

(1)          Assuming a Change in Control as of December 31, 2006, this provision would have accelerated the exercisablilty of 87,500 vested but unexercisable stock options held by Mr. Pogorzelski.

(2)          Assuming a Change in Control as of December 31, 2006, this provision would have accelerated the exercisablilty of 75,000 vested but unexercisable stock options held by Mr. Power.

(3)          Assuming a Change in Control as of December 31, 2006, this provision would have accelerated the exercisablilty of 65,250 vested but unexercisable stock options held by Mr. Baker.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2006 with respect to our equity compensation plans that have been approved by our stockholders. We do not have any equity compensation plans that were not approved by our stockholders.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	10,542,422	$28.97	5,891,043
Equity compensation plans not approved by security holders	—	—	—
Total	10,542,422	$28.97	5,891,043

(1)          The number of securities to be issued upon the exercise of outstanding options, warrants and rights includes shares of common stock underlying restricted stock awards and restricted stock unit awards granted in 2006 under the Company’s 1999 Long Term Incentive Plan. The weighted-average exercise price column does not take restricted stock awards or restricted stock unit awards into account.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review transactions and relationships in which the Company and our directors, executive officers, 5% or more beneficial owners of our common stock or their immediate family members have a direct or indirect material interest. The Company’s legal staff, together with outside legal counsel, is primarily responsible for the development and implementation of processes and controls to obtain information from the directors, executive officers and 5% or more beneficial owners of our common stock with respect to related person transactions and for the determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under the SEC rules, transactions that are determined to be directly or indirectly material to us or a related party are disclosed in our proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related party transaction that is required to be disclosed.

Following Andrew J. McKelvey’s resignation on October 6, 2006 from his positions as Chairman of the Board and Chief Executive Officer and at the direction of management and the Board of Directors, the Company’s internal audit department and outside counsel examined certain transactions between the Company and Mr. McKelvey or entities or individuals affiliated with him. Mr. McKelvey has reimbursed the Company approximately $533,000 for certain expenses paid by the Company during the periods 1996 through 2006. The Company continues to seek reimbursement, plus interest, on certain other items. Management identified the following related-party transactions involving Mr. McKelvey that affected fiscal year 2006, each of which is described below.

1.   Healthcare benefits to McKelvey employees and relatives.   The Company provided healthcare benefits to nine relatives and nine personal employees of Mr. McKelvey at varying times since 1997. The aggregate amounts paid by the Company as of the end of each of the fiscal years ended 1997 - 2005 are set forth in the table below. As of November 30, 2006, the Company ceased to provide healthcare benefits to all such persons. The amount of $362,397 was owed to the Company on account of the payment of such healthcare benefits, which amount, plus interest, has recently been reimbursed by Mr. McKelvey.

1997	$14,999
1998	20,313
1999	15,367
2000	17,631
2001	19,772
2002	21,486
2003	49,052
2004	52,876
2005	72,685
2006	78,216
Total	$362,397

2.   Lease of office space.   The Company provided leased office space to an investment company that is 50% owned by Mr. McKelvey. The aggregate annual amount of rent paid by this investment company as of the end of each of the fiscal years ended 2000 - 2005 is set forth in the table below. As of October 31, 2006, the lease with the investment company was terminated. As of October 31, 2006, $2,973 in rent was owed to the Company, which amount, plus interest, has recently been reimbursed by Mr. McKelvey.

2000	$89,065
2001	99,946
2002	117,229
2003	16,838
2004	59,756
2005	35,674

3.   Payroll of persons employed personally by McKelvey.   The Company processed the payroll for up to nine people personally employed by Mr. McKelvey at varying times since 1997. Mr. McKelvey generally reimbursed the Company for a vast majority of these salaries after the Company disbursed funds on behalf of Mr. McKelvey to his personal employees. The aggregate amounts paid by the Company for the salaries of these persons as of the end of each of the fiscal years ended 1997 - 2005 are set forth in the table below. As of November 17, 2006, the Company removed these persons from the Company’s payroll. The amount of $30,868 was owed to the Company on account of the unreimbursed portion of the salaries of these persons, which amount, plus interest, has recently been reimbursed by Mr. McKelvey.

1997	$58,304
1998	61,394
1999	207,305
2000	474,581
2001	611,883
2002	570,225
2003	278,779
2004	56,866
2005	71,534
2006	78,216

4.   Stock Options granted to McKelvey employees.   The Company granted stock options to four of Mr. McKelvey’s personal employees at various dates from 1999 through 2002, as set forth in the table below. The Company is seeking to cancel any remaining unexercised option shares outstanding and/or to obtain reimbursement from Mr. McKelvey with respect to the cost associated with the grants.

	Options Granted	Options Outstanding	Options Price
1999	5,334	3,734	$44.501
2000	—	—	—
2001	4,268	3,201	$28.69
2002	5,335	4,268	$21.433

See “Corporate Governance and Board of Directors Matters” for disclosure of compensation paid to our directors.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS

Under the SEC proxy rules, if a stockholder wants the Company to include a proposal in its proxy statement and form of proxy for the 2008 Annual Meeting, the proposal must be received by the Company at 622 Third Avenue, New York, New York 10017, Attention: Secretary, no later than January 5, 2008.

Under the Company’s by-laws any stockholder wishing to make a nomination for director, or wishing to introduce any business, at the 2008 Annual Meeting must give the Company advance notice as described in the by-laws. To be timely, the Company must receive such notice for the 2008 Annual Meeting at its offices mentioned above no earlier than February 19, 2008 or no later than March 20, 2008. Nominations for director must be accompanied by written consent to serving as a director if elected.

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors or individual directors as follows. Stockholders who wish to communicate with the Board of Directors or an individual director should direct written correspondence to the Company’s Secretary at its principal office at 622 Third Avenue, New York, New York 10017. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the Company, (ii) the name and address, as they appear on the Company’s books, of the stockholder sending such communication and (iii) the number of shares of the Company that are beneficially owned by such stockholder. The Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed envelope or vote by telephone or on the Internet.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: MONSTER WORLDWIDE, INC., ATTENTION: EVAN KORNRICH, ESQ., 622 THIRD AVENUE, NEW YORK, NEW YORK 10017.

622 THIRD AVENUE
39TH FLOOR
NEW YORK, NY 10017

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your card and return it in the postage-paid envelope we have provided or return it to Monster Worldwide, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you have submitted your vote by telephone or on the Internet there is no need for you to mail back your card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	MONST1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MONSTER WORLDWIDE, INC.

Vote On Directors		For All Nominees	Withhold For All Nominees	For All Nominees Except	To withhold authority to vote for any individual nominee(s), mark “For All Nominees Except” and write the number(s) of the nominee (s) on the line below.
1.	ELECTION OF DIRECTORS

Nominees:

	01) Salvatore Iannuzzi	☐	☐	☐
02) Robert J. Chrenc
03) George R. Eisele
04) John Gaulding
05) Michael Kaufman
06) Ronald J. Kramer
07) Philip R. Lochner, Jr.
08) David A. Stein

Vote On Proposals		For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS MONSTER WORLDWIDE, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007	☐	☐	☐

Note: This proxy will be voted as specified. If no specification is made it will be voted FOR all nominees in proposal 1 and FOR proposal 2. The proxies are authorized to vote in their discretion with respect to other matters that may come before the meeting.

NOTE: Please mark, date and sign exactly as name appears hereon, including designation as executor, trustee, etc., if applicable. A corporation must sign in its name by the President or other authorized officer. All co-owners must sign.

Signature (PLEASE SIGN WITHIN BOX) Date	Signature (Joint Owners) Date

MONSTER WORLDWIDE, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Salvatore Iannuzzi and Charles Baker, and each of them, with full power of substitution, as proxies to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Monster Worldwide, Inc. to be held at 9:00 a.m. on Wednesday, May 30, 2007, at the Grand Hyatt New York, Manhattan Ballroom, 109 East 42nd Street, New York, NY 10017, and at any adjournments thereof, with all powers the undersigned would possess if personally present, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement, as directed on the reverse side hereof.

Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked. Receipt of the Notice of Annual Meeting and proxy statement is hereby acknowledged.

(To be Completed, Signed and Dated on Reverse Side)